EXHIBIT 10.24


                                 LEASE AGREEMENT

                                     between

                  OUTLET SHOPS AT CAMARILLO LIMITED PARTNERSHIP

                                       and

                                 HOLOWORLD, INC.



                                       t/a

                                 HOLOWORLD CAFE

                             INDEX - LEASE AGREEMENT
                                                                        Page


ARTICLE I.  DEFINITIONS AND ATTACHMENTS...................................  1
         Section 1.1.      Certain Defined Terms..........................  1
         Section 1.2.      Attachments....................................  7

ARTICLE II.  PREMISES.....................................................  7
         Section 2.1.      Demised Premises; Quiet Enjoyment..............  7
         Section 2.2.      Measurement of Premises........................  8

ARTICLE III.  TERM........................................................  8
         Section 3.1.      Term...........................................  8
         Section 3.2.      Expiration.....................................  8
         Section 3.3.      Holding Over...................................  9

ARTICLE IV.  USE..........................................................  9
         Section 4.2.      Storage and Office Areas.......................  9
         Section 4.3.      Tenant's Trade Name............................  9
         Section 4.4.      Operating Hours................................  9

ARTICLE V.  RENTAL........................................................  9
         Section 5.1.      Rentals Payable................................  9
         Section 5.2.      Annual Basic Rental............................ 10
         Section 5.3.      Annual Percentage Rental....................... 10
         Section 5.4.      "Gross Sales" Defined.......................... 10
         Section 5.5.      Statements of Gross Sales...................... 11
         Section 5.6.      Tenant's Records; Examination.................. 12
         Section 5.7.      Payment of Rental.............................. 13
         Section 5.8.      Advance Rental.  Intentionally Omitted......... 13
         Section 5.9.      Competing Business............................. 13

ARTICLE VI.  TAXES........................................................ 13
         Section 6.1.      Tenant to Pay Proportionate Share of Taxes..... 13
         Section 6.2.      Payment of Proportionate Share of Taxes........ 14
         Section 6.3.      Other Taxes Payable by Tenant.................. 14

ARTICLE VII.  IMPROVEMENTS................................................ 14
         Section 7.1.      Landlord's Improvements........................ 14
         Section 7.2.      Tenant's Improvements.......................... 15
         Section 7.3.      "Ready For Occupancy" Defined.................. 15
         Section 7.4.      Effect of Opening For Business................. 15
         Section 7.5.      Mechanic's Liens............................... 16
         Section 7.6.      Tenant's Leasehold Improvements and
                           Trade Fixtures................................. 16

ARTICLE VIII.  OPERATIONS................................................. 17
         Section 8.1.      Operations by Tenant........................... 17
         Section 8.2.      Signs and Advertising.......................... 18
         Section 8.3.      Painting and Displays by Tenant................ 18
         Section 8.4.      Environmental Matters.......................... 18
         Section 8.5.      Trash Service.................................. 21

ARTICLE IX.  REPAIRS AND ALTERATIONS...................................... 21
         Section 9.1.      Repairs To Be Made by Landlord................. 21
         Section 9.2.      Repairs To Be Made by Tenant................... 21
         Section 9.3.      Alterations by Tenant.......................... 21
         Section 9.4.      Changes and Additions to Shopping Center
                           and Development Area........................... 22
         Section 9.5.      Roof, Walls, Interior of Premises.............. 22

ARTICLE X.  COMMON AREAS.................................................. 23
         Section 10.1.     Use of Common Areas............................ 23
         Section 10.2.     Management and Operation of Common Areas....... 23
         Section 10.3.     Employee Parking Areas......................... 23
         Section 10.4.     Tenant to Pay Proportionate Share of
                           Landlord's Operating Costs..................... 23
         Section 10.5.     "Landlord's Operating Costs" Defined........... 24

ARTICLE XI.  PROMOTION AND ADVERTISING.................................... 25
         Section 11.1.     Promotion Fund; Program........................ 25
         Section 11.2.     Tenant's Contributions to Promotion Fund....... 25

ARTICLE XII.  UTILITIES................................................... 26
         Section 12.1.     Water, Electricity, Telephone and
                           Sanitary Sewer................................. 26
         Section 12.2.     Fire Protection Sprinkler Systems.............. 26
         Section 12.3.     Discontinuance and Interruptions of
                           Utility Services............................... 26

ARTICLE XIII.  INDEMNITY AND INSURANCE.................................... 26
         Section 13.1.     Indemnities.................................... 26
         Section 13.2.     Landlord Not Responsible for Acts of Others.... 27
         Section 13.3.     Tenant's Insurance............................. 27
         Section 13.4.     Tenant's Contractor's Insurance................ 28
         Section 13.5.     Policy Requirements............................ 28
         Section 13.6.     Increase in Insurance Premiums................. 28
         Section 13.7.     Waiver of Right of Recovery.................... 28
         Section 13.8.     Tenant to Pay Proportionate Share of
                           Insurance Costs................................ 28

ARTICLE XIV.  DAMAGE AND DESTRUCTION...................................... 29
         Section 14.1.     Obligations to Repair and Reconstruct.......... 29
         Section 14.2.     Landlord's Option to Terminate Lease........... 30

ARTICLE XV.  CONDEMNATION................................................. 30
         Section 15.1.     Effect of Taking............................... 30

         Section 15.2.     Condemnation Awards............................ 31

ARTICLE XVI.  ASSIGNMENT AND SUBLETTING................................... 31
         Section 16.1.     Landlord's Consent Required.................... 31
         Section 16.2.     Transfer of Corporate Shares................... 32
         Section 16.3.     Acceptance of Rent from Transferee............. 33

ARTICLE XVII.  DEFAULT.................................................... 33
         Section 17.1.     "Event of Default" Defined..................... 33
         Section 17.2.     Remedies....................................... 34
         Section 17.3.     Damages........................................ 35

ARTICLE XVIII.  SUBORDINATION AND ATTORNMENT.............................. 36
         Section 18.1.     Subordination.................................. 36
         Section 18.2.     Mortgagee's Unilateral Subordination........... 36
         Section 18.3.     Attornment..................................... 36

ARTICLE XIX.  NOTICES..................................................... 36
         Section 19.1.     Sending of Notices............................. 36
         Section 19.2.     Notice to Mortgagees........................... 37

ARTICLE XX.  BANKRUPTCY OR INSOLVENCY..................................... 37
         Section 20.1.     Tenant's Interest Not Transferable............. 37
         Section 20.2.     Termination.................................... 37
         Section 20.3.     Tenant's Obligation to Avoid
                           Creditors' Proceedings......................... 37
         Section 20.4.     Rights and Obligations Under the
                           Bankruptcy Code................................ 37

ARTICLE XXI.  MISCELLANEOUS............................................... 39
         Section 21.1.     Parties' Option to Terminate Lease............. 39
         Section 21.2.     Estoppel Certificates.......................... 39
         Section 21.3.     Inspections by Landlord........................ 39
         Section 21.4.     Memorandum of Lease............................ 39
         Section 21.5.     Remedies Cumulative............................ 40
         Section 21.6.     Successors and Assigns......................... 40
         Section 21.7.     Compliance with Laws and Regulations........... 40
         Section 21.8.     Captions and Headings.......................... 40
         Section 21.9.     Joint and Several Liability.................... 40
         Section 21.10.    Broker's Commission............................ 41
         Section 21.11.    No Discrimination.............................. 41
         Section 21.12.    No Joint Venture............................... 41
         Section 21.13.    No Option...................................... 41
         Section 21.14.    No Modification................................ 41
         Section 21.15.    Severability................................... 41
         Section 21.16.    Third Party Beneficiary........................ 42
         Section 21.17.    Corporate, Partnership Tenants................. 42
         Section 21.18.    Applicable Law................................. 42

         Section 21.19.    Performance of Landlord's
                           Obligations by Mortgagee....................... 42
         Section 21.20.    Waiver of Counterclaims and Trial by Jury...... 42
         Section 21.22.    Security Interest.............................. 43
         Section 21.23.    Survival....................................... 43
         Section 21.24.    Additional Rent................................ 43
         Section 21.25.    Financial Statement............................ 43
         Section 21.26.    Ride Sharing Program........................... 44

GUARANTY................................................................... 1

RIDER TO LEASE AGREEMENT................................................... 1

                                 LEASE AGREEMENT

     This Lease Agreement ("Lease") made as of the Effective Date (as hereafter defined), by and between OUTLET SHOPS AT CAMARILLO LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and HOLOWORLD, INC., a Delaware corporation ("Tenant").

                                   WITNESSETH:

     THAT FOR AND IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties hereto do hereby covenant and agree as follows:

                                    ARTICLE I

                           DEFINITIONS AND ATTACHMENTS

     Section 1.1. Certain Defined Terms. As used herein, the terms set forth below shall have the meanings indicated. Other terms are defined elsewhere in this Lease.

     A. "Development Area" means all those certain parcels of land, situated in the City of Camarillo, County of Ventura, State of California owned, leased or operated by Landlord, or by any affiliate of Landlord, as a part of or in support of the Shopping Center.

     B. "Shopping Center" means the retail shopping center development located southeast of the intersection of Ventura Freeway (US Highway 101) and Las Posas Road, in Camarillo, California, and known as Prime Retail at Camarillo.

     C. "Landlord's Building" means the structure constructed or to be constructed by Landlord in the location shown on Schedule "A", as the same may be altered, reduced, expanded or replaced from time to time.

     D. "Expansion" means each expansion of the Shopping Center, following the initial construction of Landlord's Building, whereby the total floor area of the Shopping Center is increased by ten percent (10%) or more of the floor area contained in the Shopping Center as initially constructed.

     E. "Landlord's Floor Area" means the aggregate number of square feet of leasable floor area in Landlord's Building which are occupied pursuant to executed lease agreements with Landlord, excluding Common Areas, mezzanine areas, areas used for management and promotion offices, areas used for governmental facilities and, at Landlord's option, excluding any area of more than 20,000 square feet leased to a single tenant ("Major Tenant").

     F. "Tenant's Floor Area" means the aggregate number of square feet contained in that portion of Landlord's Floor Area which constitutes the Premises, as measured in accordance with Section 2.2.

     G. "Common Areas" means those areas, improvements and facilities which may from time to time be furnished, operated, or managed by Landlord, or by any designee of Landlord, in or near the Development Area for the nonexclusive general common use of tenants and other occupants of the Shopping Center, their officers, agents, employees and customers.

     H.  "Default Rate" means an annual rate of interest equal to the lesser of
         (i) the maximum rate of interest for which Tenant may lawfully contract in the State in which the Shopping Center is situated, or (ii) 18%.

     I. "Grand Opening Date" means the date and time designated from time to time by Landlord for the initial opening for business of the Shopping Center.

     J. "Premises" means the portion of Landlord's Building depicted on Schedule "A-2" having the following approximate dimensions: Width: 100 feet; Depth: 185 feet; Floor Area: 20,000 square feet (the "Approximate Floor Area") . The actual dimensions of the floor area of the Premises shall be determined by measurement pursuant to Section 2.2. For purposes of Sections 5.3 through 5.7 only, the term "Premises" shall include, in addition to the premises referred to above, the premises at which each Competing Business is conducted.

     K. "Permitted Use" means the operation of a full-service sit-down Holoworld Cafe entertainment themed restaurant.

         Tenant shall also have the right to use a portion of the Premises as a first-class gaming room utilizing state-of-the-art electronic video games, laser tag and motion simulators; provided, however, Tenant obtains and maintains in full force and effect all permits and licenses required from the appropriate governmental agencies. Tenant shall not permit loitering in the game room portion of the Premises.

         In addition, Tenant may sell alcoholic beverages. The sale of alcoholic beverages shall be conditioned upon Tenant, at its sole cost and expense, securing and keeping in full force and effect all permits and licenses required from the appropriate governmental agencies. Tenant's failure to secure and keep such permits in full force and effect shall not relieve Tenant of its obligation to operate its business at the Premises in accordance with the provisions of this Lease.

     L.  "Advance Rental" Intentionally Omitted.

     M. "Promotion Fund Contribution" means the sum of One Dollar ($1.00) multiplied by the number of square feet contained in Tenant's Floor Area. See Section 11.2.

     N. "Tenant Notice Address" means Holoworld, Inc., 21031 Ventura Boulevard, Suite 520, Woodland Hills, California 91369, Attn: Mr. Sidney Haider.

         "Tenant Billing Address" means Holoworld, Inc., 21031 Ventura Boulevard, Suite 520, Woodland Hills, California 91369, Attn:
         Mr. Sidney Haider.

     0.  "Tenant Trade Name" means HOLOWORLD CAFE.

     P. "Opening Contribution" means the sum of Ten Thousand Dollars ($10,000.00). See Section 11.2.

        "Expansion Contribution" Intentionally Omitted.

     Q. "Sprinkler Contribution Rate" means the sum of Twenty Cents ($0.20) multiplied by the number of square feet contained in Tenant's Floor Area. See Section 12.2.

     R. "Term" means a period of ten (10) years plus the length of time from the date hereof to the Rental Commencement Date, commencing and ending as provided in Section 3.1.

     S. "Annual Basic Rental" means a sum equal to the product of the following applicable figure multiplied in each case by the number of square feet contained in Tenant's Floor Area.

              Rental Years 1-3:   $19.00

              Rental Years 4-7:   $21.00

              Rental Years 8-10:  $23.00

     T. "Annual Percentage Rental" means a sum equal to six percent (6%) (the "Percentage") of the amount by which annual Gross Sales exceed the following applicable figure, hereinafter sometimes referred to as Tenant's "Breakpoint".

              Rental Years 1-3:   $6,000,000.00

              Rental Years 4-7:   $6,500,000.00

              Rental Years 8-10:  $7,500,000.00

     U. "Rider" means the "Rider to Lease", if any, attached following the execution pages of this Lease Agreement, the terms of which shall be fully incorporated into this Lease. The words "this Lease" shall include this Lease Agreement, the Rider and all exhibits and schedules attached hereto and thereto.

     V. "Rental Commencement Date" means the earlier of (a) the first day on which the Premises are Ready for Occupancy or (b) Tenant's opening of its business in the Premises.

     W. "Competing Business" means each business in which Tenant or any Associate of Tenant has any ownership, participation, or financial interest, directly or indirectly, whether as a stockholder, partner, co-venturer, lender, manager, contractor, employee, consultant, agent or otherwise, and which business (i) is in competition with or similar to the business conducted by Tenant at the Shopping Center, and (ii) is located within a distance of twenty (20) miles from that point in the outermost boundary of the Shopping Center which is closest to the premises at which such similar or competing business is conducted. The term "Competing Business" shall not apply to any business described in the foregoing sentence which is open and in operation as of the date of this Lease.

     X. "Landlord's Work" means the work to be performed by Landlord pursuant to the Work Schedules to complete the Premises.

     Y. "Tenant's Work" means the work to be performed by Tenant pursuant to the Work Schedules to complete the Premises.

     Z. "Metropolitan Area" means the Los Angeles, California metropolitan area.

     AA. "Associate of Tenant" means any natural person, firm, corporation, association or other entity which has any ownership, participation or other financial interest in Tenant or in which Tenant has any ownership, participation or other financial interest, including, but not limited to, any stockholder, officer, director or partner of Tenant, any subsidiary or parent corporation of Tenant, any person or entity controlling, controlled by or under common control with Tenant, and any franchisor or franchisee of Tenant.

     BB. "Operating Hours" means (i) the hours from 10:00 a.m. until 9:00 p.m., Monday through Saturday, and from 11:00 a.m. until 6:00 p.m. Sunday, except Thanksgiving Day and Christmas Day or (ii) such other hours of operation as may from time to time be required by Landlord and approved by tenants and occupants of fifty percent (50%) or more of Landlord's Floor Area. Landlord and Tenant acknowledge that these hours are the Operating Hours for the Shopping Center and Tenant shall have the right to open earlier or remain open later than as set forth above, subject, however, to applicable law and Tenant's obligation to reimburse Landlord for additional costs as set forth in Section 4.4. In addition, Tenant shall not be obligated to open for business on any day of the week before noon.

     CC. "Proportionate Share" means, with respect to Taxes and Landlord's
         Operating Costs and Landlord's insurance costs, an amount equal to (i) the total amount of the item in question, multiplied by (ii) a fraction, the numerator of which is the total number of square feet contained in Tenant's Floor Area, and the denominator of which is the total number of square feet contained in Landlord's Floor Area.

     DD. "State" means the state in which the Development Area is located.

     EE. "Plans" means the plans and specifications for completion of the improvements to the Premises to be prepared by Tenant in accordance with Tenant's obligations under the Work Schedules and revised as required by Landlord. Upon any final approval by Landlord of such Plans, the term "Plans" shall mean the Plans in the form so approved.

     FF. "Submission Date" means the date by which Tenant is required to submit its initial Plans to Landlord which shall be the date thirty (30) days following the date Tenant receives the Lease Outline Drawing, but in no event later than one hundred fifty (150) days before the Grand Opening Date.

     GG. "Operating Year" means each twelve (12) consecutive month period or portion thereof occurring during the Term designated by Landlord with respect to which Landlord estimates, bills to tenants and determines annual Landlord's Operating Costs.

     HH. "Promotion Year" means the period January 1st through December 31st occurring during the Term with respect to Tenant's contributions to the Promotion Fund. Landlord reserves the right to change this twelve (12) month period from time to time during the Term.

     II. "Tax Year" means each twelve (12) month period (deemed, for the purpose of Article VI, to have 365 days) established as the real estate tax year by the taxing authorities having lawful jurisdiction over the Development Area. In the event of varying tax years being utilized by multiple taxing authorities, Landlord shall be entitled to select the period to be used as the Tax Year.

     JJ. "Laws" means all federal, state and local common law, statutes, rules, codes, ordinances and regulations, and all rulings and orders of all federal, state and local courts and other governmental agencies and authorities.

     KK. "Adjustment" means the adjustment between Landlord and Tenant of any overpayment or deficiency in payment by Tenant of Annual Percentage Rental or of Tenant's Proportionate Share of Taxes or of Landlord's Operating Costs or of Landlord's insurance costs. Any required Adjustment shall be made, as the case may be, by (i) Tenant's payment to Landlord of any deficiency, or (ii) by Landlord's crediting to Tenant's account any overpayment or, if such Adjustment is made at the end of the Term, Landlord's reimbursement to Tenant of such overpayment less any amounts due from Tenant.

     LL. "Landlord Notice Address" means "Outlet Shops at Camarillo Limited
         Partnership, c/o Prime Retail, L.P., Nineteenth Floor, 100 East Pratt Street, Baltimore, Maryland 21202, Attention: Office of the General Counsel."

     MM. "Effective Date" means the latest date appearing immediately under the signature of either Landlord or Tenant at the end of this Lease, which Effective Date shall be the date this Lease is made and shall be the first day of the Term. The words "the date hereof", "the date of this Lease", or words of similar import referring to the date on which this Lease is made shall mean the Effective Date.

     NN. "Work Schedules" means, collectively, Schedules "B" and "C" referred to in Section 1.2, including all modifications and amendments thereto agreed to by Landlord and Tenant in writing and all drawings and documents prepared pursuant thereto.

     00. "Rental Year" means each twelve (12) consecutive calendar month period or portion thereof occurring during the Term with respect to which Annual Basic Rental and Annual Percentage Rental are payable, provided that the first Rental Year shall commence on the Rental Commencement Date and shall end at the close of the twelfth (12th) full calendar month following the Rental Commencement Date.

     PP. "Force Majeure" means any labor dispute, Act of God, war, riot, unavailability of services or materials, governmental action or other occurrence beyond the reasonable control of Landlord or Tenant, as the case may be, which delays such party's performance of any of its obligations under this Lease. Except where this Lease states expressly that performance by either party of a specific obligation is subject to delay by Force Majeure, timely performance by such party of its obligations shall not be subject to any Force Majeure.

     QQ. "Mortgage" means any underlying lease of land and/or buildings affecting the Premises, and any mortgage, deed of trust or other security interest affecting the Premises, whether in existence on the date hereof or created hereafter.

     RR. "Mortgagee" means the party or parties having the benefit of any Mortgage, whether as lessor, mortgagee, trustee, beneficiary, noteholder or otherwise.

     SS. "Consumer Price Index" means the Consumer Price Index, which is presently announced monthly by the Bureau of Labor Statistics, U.S. Department of Labor, and which index is computed on a base period index of 1982-84 = 100. This index is the overall summary Consumer Price Index entitled "All Items." In the event that the Bureau of Labor Statistics changes the base period index for its summary Consumer Price

         Index (now 1982-84 = 100), the parties agree to continue to use the 1982-84 = 100 base period index if the Bureau of Labor Statistics continues to announce a consumer price index based on the present base period index as well as a later base period index. In any event, the base used by any new index, or as revised on the existing index, shall be reconciled to the 1982-84 base period index. If the Consumer Price Index shall no longer be published by the Bureau of Labor Statistics, then another index generally recognized as authoritative shall be substituted by Landlord. If and to the extent this Lease expressly provides that Annual Basic Rental, Annual Percentage Rental, Additional Rental, or any item constituting part of any of the foregoing, is to be adjusted for changes in the Consumer Price Index (any item subject to such adjustment being herein referred to as an "Adjustment Item") such adjustment shall be made as follows. The amount of the Adjustment Item shall be adjusted, as of the beginning of each year for which the adjustment is to be made ("Adjustment Year"), to equal the amount which is the greater of (a) the amount of such Adjustment Item for the year immediately preceding the Adjustment Year, or (b) the product obtained by multiplying (i) the amount of such Adjustment Item for the year immediately preceding the Adjustment Year by (ii) a fraction, the numerator of which is the Current Consumer Price Index and the denominator of which is the Prior Year Consumer Price Index. As used herein, (A) the term "Current Consumer Price Index" means the Consumer Price Index published for the calendar month immediately preceding the calendar month in which the subject Adjustment Year commences, and (B) the term "Prior Year Consumer Price Index" means the Consumer Price Index published for the calendar month immediately preceding the calendar month in which the year immediately preceding the subject Adjustment Year commenced. In each case, if the Consumer Price Index is not published for any calendar month referred to above, then the Consumer Price Index published for the calendar month closest thereto shall apply.

     Section 1.2. Attachments. The following documents are attached hereto, and such documents, as well as all drawings and documents prepared pursuant thereto, shall be deemed to be a part hereof: Schedule "A" - Drawing Showing Location of Landlord's Building; Schedule "A2" - Drawing Showing Location of the Premises; Schedule "B" - Description of Landlord's Work and Tenant's Work; Schedule "C" - Design Criteria for Tenant Improvements; Schedule "D" - Form of Estoppel Certificate; and Exhibit "A" - Holoworld Work Letter.

                                   ARTICLE II

                                    PREMISES

     Section 2.1. Demised Premises; Quiet Enjoyment. Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, the Premises for the Term and at the Rental hereinafter described. Landlord warrants that so long as Tenant is not in default hereunder, Tenant shall have peaceful and quiet use and possession of the Premises, subject to the terms and conditions of this Lease, any Mortgage, and all matters of record or other agreements to which this Lease is or may hereafter be subordinated.

     Section 2.2. Measurement of Premises. On or before the Rental Commencement Date, Landlord shall measure the Premises in the manner hereafter provided and shall give Tenant notice of the Floor Area so determined. The Premises shall be measured (a) with respect to the front and rear width thereof, from the center of the demising wall of the adjacent tenant premises, or, if not adjoining any other tenant premises, from the exterior face of the adjacent exterior or corridor wall, and (b) with respect to the depth thereof, from the front lease line (as designated on the Lease Outline Drawings to be prepared by the Landlord pursuant to the Work Schedules) to the center of the demising wall of the adjacent tenant premises, or, if not adjoining any other tenant premises on the rear wall, to the exterior face of the rear exterior wall, or corridor wall; and in no case shall there be any deduction for columns or other structural elements or mechanical systems (including equipment and related duct work) within any tenant's premises. Tenant may request that Landlord's architect or engineer re-measure the Premises and certify the same to the parties. If, after Tenant's request for re-measurement, the revised Floor Area pursuant to such re-measurement is less than the Floor Area as originally measured by Landlord, then Landlord shall pay the cost of the re-measurement. If said revised Floor Area is equal to or greater than the Floor Area as originally measured by Landlord, then Tenant shall pay for the cost of re-measurement or shall reimburse Landlord for same, as the case may be. The Floor Area, as determined by Landlord, shall be deemed to be Tenant's Floor Area for all purposes of this Lease and shall be binding on the parties. Landlord warrants that Tenant's Floor Area determined by measurement pursuant to this Section shall be within ten percent (10%) of the Approximate Floor Area.

                                   ARTICLE III

                                      TERM

     Section 3.1. Term. The Term of this Lease shall commence on the date hereof, and shall be for the number of years set forth under the definition of "Term," plus the length of time from the date hereof to the Rental Commencement Date. In the event this Lease has at any time been renewed, the word "Term" shall include, collectively, the period referred to in the preceding sentence and the period of any such renewal, the words "Initial Term" shall mean the period referred to in the preceding sentence, and the words "Renewal Term" shall mean the period of the renewal. Unless this Lease expressly grants any renewal right to Tenant, Tenant shall have no right to renew this Lease beyond the Term referred to in the first sentence of this Section. Landlord and Tenant agree, upon demand of the other, to execute a declaration certifying the Rental Commencement Date and the termination date of the Term as soon as the Rental Commencement Date has been determined.

     Section 3.2. Expiration. This Lease shall expire at the end of the Term without the necessity of any notice from either Landlord or Tenant to terminate the same, and Tenant hereby waives notice to vacate or quit the Premises and agrees that Landlord shall be entitled to the benefit of all Laws respecting the summary recovery of possession of the Premises from a tenant holding over to the same extent as if statutory notice had been given. For the period of three (3) months prior to the expiration of the Term, Landlord shall have the right to display on the exterior of the Premises a "For Rent" sign (not to exceed one foot by one foot in size) and during such period Landlord may show the Premises and all parts thereof to prospective tenants during normal business hours.

     Section 3.3. Holding Over. If Tenant does not surrender the Premises at the end of the Term, the tenancy under this Lease shall become month-to-month upon all the terms and conditions contained in this Lease, except that all Rental shall be at a rate twice the Rental in effect during the last month of the Term. Such tenancy shall be terminable by either party on thirty (30) days' written notice to the other party. Nothing contained in this Section 3.3 shall affect orlimit any of Landlord's rights or remedies under any provision of this Lease.

                                   ARTICLE IV

                                       USE

     Section 4.1. Prompt Occupancy and Use. Tenant shall occupy the Premises from and after the Rental Commencement Date and thereafter will continuously use the Premises for the Permitted Use and for no other purpose whatsoever.

     Section 4.2. Storage and Office Areas. Tenant shall use no more than ten percent (10%) of Tenant's Floor Area for storage and office purposes.

     Section 4.3. Tenant's Trade Name. Tenant shall conduct business in the Premises only in Tenant's Trade Name.

     Section 4.4. Operating Hours. Tenant shall cause its business to be conducted and operated in such manner as shall assure the transaction of a maximum volume of business at the Premises. The continuous occupancy and use of the Premises by Tenant is of the essence to this Lease. Tenant shall cause the Premises to be open daily for business during all Operating Hours. If Tenant shall fail to cause its business to be operated during the hours required by the preceding sentence, or as otherwise required by Landlord, in addition to any other remedy available to Landlord under this Lease, Tenant shall pay to Landlord, as liquidated damages for such breach, a sum equal to One Hundred Dollars ($100.00) for each hour or portion thereof during which Tenant shall fail to so operate. If Tenant requests Landlord's approval of the operation of the Premises for periods differing from the Operating Hours, and if Landlord approves such request, Tenant shall pay for all additional costs incurred by Landlord in connection with Tenant's operation of the Premises during such different hours.

                                    ARTICLE V

                                     RENTAL

     Section 5.1. Rentals Payable. Tenant covenants and agrees to pay to Landlord as rental ("Rental") for the Premises, the sum of the following:

(a) Annual Basic Rental; (b) Annual Percentage Rental; (c) all additional sums, charges or amounts of whatever nature which Tenant is required to pay to Landlord in accordance with the provisions of this Lease, whether or not such sums, charges or amounts are referred to as additional rental (collectively referred to as "Additional Rental"); and (d) all sales tax imposed on payments due Landlord under this Lease, should any governmental taxing authority levy, assess or impose any tax, excise or assessment (other than income or franchise tax) upon or against the rentals payable by Tenant to Landlord, either by way of substitution for or in addition to any existing tax on land, buildings or otherwise. Tenant shall be responsible for and shall pay any tax, excise or assessment or shall reimburse the Landlord for the amount thereof, as the case may be. Annual Basic Rental and Tenant's Breakpoint shall be reduced proportionately for any Rental Year of less than twelve (12) calendar months. Subsequent to the date that Tenant initially opens for business in the Premises, Tenant's Breakpoint shall be reduced by one-three hundred sixtieth (1/360th) for each day or portion thereof that Tenant does not operate its business in the Premises pursuant to Article IV.

     Section 5.2. Annual Basic Rental. Annual Basic Rental shall be payable, beginning on the Rental Commencement Date, in twelve (12) equal installments in advance on the first day of each full calendar month during the Term; provided that the first such payment shall include also any prorated Annual Basic Rental for the period from the Rental Commencement Date to the last day of the month immediately prior to the first full calendar month after the Rental Commencement Date.

     Section 5.3. Annual Percentage Rental. Annual Percentage Rental shall be determined and payable, beginning on the Rental Commencement Date, monthly on or before the fifteenth (15th) day following the close of each full calendar month during the Term, based on Gross Sales for such calendar month. Monthly payments of Annual Percentage Rental shall be calculated by (a) dividing Tenant's Breakpoint by twelve (12); (b) subtracting the quotient thus obtained from the amount of Gross Sales for the month in question; and (c) multiplying the difference thus obtained (if greater than zero) by the Percentage. The first monthly payment of Annual Percentage Rental shall take into account Gross Sales from the Rental Commencement Date to the last day of the month immediately prior to the first full calendar month after the Rental Commencement Date.

     As soon as practicable but, in any event, no later than ninety (90) days after the end of each Rental Year, Annual Percentage Rental paid or payable for such Rental Year will be determined based on the total Gross Sales for such Rental Year. If the Annual Percentage Rental so determined differs from the amount actually paid by Tenant such Rental Year, the deficiency or overpayment shall be Adjusted within ten (10) days after determination of the total Gross Sales for such Rental Year.

     Section 5.4. "Gross Sales" Defined. "Gross Sales" means the actual sales prices of all goods, wares and merchandise sold, leased, licensed or delivered and the actual charges for all services performed by Tenant or by any subtenant, licensee or concessionaire in, at, from, or arising out of the use of the Premises, whether for wholesale, retail, cash or credit, or otherwise, without reserve or deduction for inability or failure to collect. Gross Sales shall include, without limitation, sales and services (a) where the orders therefor originate in, at, from, or arising out of the use of the Premises, whether delivery or performance is made from the Premises or from some other place; (b) made or performed by mail, telephone, telecopy, telegraph or other form of order; (c) made or performed by means of mechanical or other vending devices in the Premises; (d) which Tenant or any subtenant, licensee, concessionaire or other person in the normal and customary course of its business, would credit or attribute to its operations at the Premises or any part thereof. Any deposit not refunded shall be included in Gross Sales. Each installment or credit sale shall be treated as a sale for the full price in the month during which such sale is made, regardless of whether or when Tenant receives payment therefor. No franchise or capital stock tax and no income or similar tax based on income or profits shall be deducted from Gross Sales.

     The following shall not be included in Gross Sales: (i) any exchange of merchandise between stores of Tenant where such exchange is made solely for the convenient operation of Tenant's business and not for the purpose of consummating a sale made in, at, or from the Premises, or for the purpose of depriving Landlord of the benefit of a sale made in, at, or from the Premises, or for the purposes of depriving Landlord of the benefit of a sale which would otherwise be made in or at the Premises; (ii) returns to shippers or manufacturers; (iii) cash or credit refunds to customers or transactions (not to exceed the actual selling price of the item returned), otherwise included in Gross Sales; (iv) sales of trade fixtures, machinery and equipment after use thereof in the conduct of Tenant's business; (v) amounts collected and paid by Tenant to any government for any sales or excise tax; and (vi) the amount of any discount on sales to bona fide employees of Tenant employed at the Premises, not to exceed one percent (1%) of annual Gross Sales.

     Section 5.5. Statements of Gross Sales. Within fifteen (15) days after the close of each calendar month of the Term, beginning with the first full calendar month after the Rental Commencement Date, Tenant shall deliver to Landlord a written report signed by Tenant or by an authorized officer or agent of Tenant, certifying the Gross Sales made in such calendar month.

     Within sixty (60) days after the close of each Rental Year and after the termination of the Lease, Tenant shall deliver to Landlord a statement of Gross Sales for the preceding Rental Year which shall reflect all Gross Sales for such Rental Year. The annual statement shall be accompanied by the signed certificate of the chief financial officer of Tenant stating that: (i) he has examined the report of Gross Sales for such Rental Year; (ii) his examination included such tests of Tenant's books and records as necessary or appropriate under the circumstances to account for all Gross Sales; (iii) such report presents accurately and completely all Gross Sales for such Rental Year; and (iv) the Gross Sales as so reported conform with and are computed in compliance with the definition of Gross Sales contained in Section 5.4 hereof. Such annual report and accompanying certification are hereinafter referred to as the "Annual Certified Statement."

     If Tenant fails to timely deliver the Annual Certified Statement to Landlord for any Rental Year, Landlord may elect either to exercise its rights under Section 5.6(b), or to estimate Tenant's annual Gross Sales for such Rental

Year. In making such estimate Landlord may take into account such factors as Landlord deems relevant, provided that in any event Landlord may base its estimate on the highest monthly Gross Sales previously reported by Tenant, or determined by prior examination under Section 5.6(b). Landlord's estimate shall be binding on Tenant and determinative of annual Gross Sales and Annual Percentage Rental due for the Rental Year in question.

     Section 5.6. Tenant's Records; Examination.

     (a) For the purpose of permitting verification by Landlord of any amounts due as Rental, Tenant will (i) cause the business upon the Premises to be operated so that a duplicate sales slip, invoice or non-resettable cash register receipt, serially numbered, or such other device for recording sales as Landlord approves, shall be issued with each sale or transaction, whether for cash, credit or exchange; and (ii) keep and preserve, at the Tenant Notice Address, for at least three (3) years after each Rental Year, a general ledger, receipt and disbursement journals, and such sales records and other supporting documentation, together with original or duplicate books and records, which shall disclose all information required to determine Gross Sales.

     (b) At any time and from time to time after five (5) days notice to Tenant,Landlord or any Mortgagee, their agents and accountants shall have the right to examine any and all of Tenant's books and records relating to Gross Sales and operations at the Premises. If such examination reveals that the Gross Sales reported by Tenant for any period was less than Tenant's actual Gross Sales for such period, Tenant shall pay to Landlord within ten (10) days after demand any deficiency in Annual Percentage Rental together with interest at the Default Rate from the date such portion of Annual Percentage Rental was due until paid in full. Furthermore, if the examination reveals that actual Gross Sales for any period vary by more than two percent (2%) from the Gross Sales reported by Tenant for such period, or if in the judgment of Landlord Tenant's records are inadequate to accurately and completely reflect Gross Sales, then
(i) Landlord may estimate Tenant's Gross Sales, in the manner provided in
Section 5.5, for any period or periods with respect to which Tenant's records are inadequate and Tenant shall pay within ten (10) days after demand any deficiency in Annual Percentage Rental together with interest at the Default Rate from the date such portion of annual Percentage Rental was due until paid in full; (ii) Tenant shall pay within ten (10) days after demand all costs incurred by Landlord in connection with the examination of Tenant's records (provided Tenant shall in any event pay such costs if the examination results from Tenant's failure to timely submit any Annual Certified Statement); and
(iii) within fifteen (15) days after notice from Landlord, Tenant shall demonstrate to Landlord's absolute satisfaction that it has implemented a record keeping system adequate to reflect and to permit Landlord to verify Gross Sales. Notwithstanding anything herein to the contrary, if Landlord determines that any deficiency in Tenant's records or discrepancies in Gross Sales reported by Tenant is a result of any bad faith by Tenant, or if Tenant fails to timely deliver its monthly statement of Gross Sales on more than five (5) occasions during the Term, or fails to timely deliver its Annual Certified Statement on more than two (2) occasions during the Term, Landlord shall have the right immediately to declare an Event of Default.

     Section 5.7. Payment of Rental. Tenant shall pay all Rental to Landlord when due and payable, without any setoff, deduction or prior demand therefor whatsoever. If Tenant shall fail to pay any Rental within four (4) days after the same is due, Tenant shall be obligated to pay a late charge equal to the greater of One Hundred Dollars ($100.00) or ten percent (10%) of any Rental payment not paid when due to reimburse Landlord for its additional administrative costs. In addition, any Rental which is not paid within four (4) days after the same is due shall bear interest at the Default Rate from the first day due until paid. All Additional Rental which shall be due shall be payable, unless otherwise provided herein, with the next installment of Annual Basic Rental.

     Rental, reports and statements required of Tenant shall be paid and delivered to Landlord at the management office of Landlord in the Shopping Center or at such other place as Landlord may from time to time designate in a notice to Tenant. Any payment by Tenant or acceptance by Landlord of Rental in a lesser amount than due shall be treated as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. If on more than one (1) occasion during the Term any check for Rental shall not be honored by the bank on which it is drawn, Landlord may thereafter require that all future payments from Tenant be made by certified check.

     Section 5.8.  Advance Rental. Intentionally Omitted.

     Section 5.9. Competing Business. Upon the opening for business of a Competing Business as described in Section 1.1.W., Landlord or Landlord's authorized representative or agent shall have the right at all reasonable times during the Term and for a period of at least two (2) years after the expiration of the Term, to inspect, audit, copy and/or make extracts of the books, source documents, records and accounts pertaining to such other Competing Business, in accordance with the provisions of Section 5.6., for the purpose of determining or verifying any Rental due Landlord pursuant to Section 5.3. Moreover, in the event Tenant fails to supply to Landlord sales records with respect to any such Competing Business, Landlord shall have the right to estimate the sales for such Competing Business based upon Tenant's Gross Sales in the Premises, and the additional Annual Percentage Rental generated from the inclusion of such estimated sales in Tenant's Gross Sales shall be deemed Rental to be paid by Tenant in accordance with the provisions of Section 5.3.

                                   ARTICLE VI

                                      TAXES

     Section 6.1. Tenant to Pay Proportionate Share of Taxes. Tenant shall pay for each Tax Year during the Term, as Additional Rental, its Proportionate Share of all Taxes. "Taxes" means, collectively, all real estate taxes, ad valorem taxes and assessments, general and special assessments, taxes on real estate rental receipts, taxes on Landlord's gross receipts, or any other tax imposed upon or levied against real estate or upon owners of real estate as such rather than persons generally, including taxes imposed on leasehold improvements which are assessed against Landlord, payable with respect to or allocable to the

Development Area, including all land, Landlord's Building, and all other buildings and improvements situated thereon, together with the reasonable cost (including fees of attorneys, consultants and appraisers) of any negotiation, contest or appeal pursued by Landlord in an effort to reduce any such tax, assessment or charge, and all of Landlord's reasonable administrative costs in relation to the foregoing. For the Tax Year in which the Term commences or terminates, the provisions of this Section shall apply, but Tenant's Proportionate Share of Taxes for such year shall be subject to a pro rata adjustment based upon the number of days such Tax Year falling within the Term.

     Section 6.2. Payment of Proportionate Share of Taxes. Tenant's Proportionate Share of Taxes shall be paid by Tenant in equal monthly installments in such amounts as are estimated and billed for each Tax Year by Landlord, each such installment being due on the first day of each calendar month, commencing on the Rental Commencement Date. At any time during a Tax Year, Landlord may re-estimate Tenant's Proportionate Share of Taxes and adjust Tenant's monthly installments payable thereafter during the Tax Year to reflect more accurately Tenant's Proportionate Share of Taxes as re-estimated by Landlord. Within one hundred twenty (120) days after Landlord's receipt of the final tax bill for each Tax Year, Landlord will deliver to Tenant a statement of the amount of Taxes with respect to such Tax Year and the amount of Tenant's Proportionate Share thereof. Any overpayment or deficiency in Tenant's payment of its Proportionate Share of Taxes for such Tax Year shall be Adjusted within thirty (30) days after Tenant's receipt of such statement. The failure of the Landlord to provide such certification within the time prescribed above shall not relieve Tenant of any of its obligations hereunder.

     Section 6.3. Other Taxes Payable by Tenant. In addition to Tenant's Proportionate Share of Taxes, Tenant shall pay, prior to the time the same become delinquent, to the appropriate taxing authority, any and all sales, excise and other taxes levied, imposed or assessed with respect to the operation of Tenant's business and with respect to its inventory, furniture, trade fixtures, apparatus, equipment, and all leasehold improvements installed by Tenant or by Landlord on behalf of Tenant (except to the extent such leasehold improvements shall be covered by Taxes referred to in Section 6.1) and any other property of Tenant.

     Tenant shall also pay all nourishment fees, transportation impact fees, and all other impositions, such as any commercial impact fees for water and sewer, attributable to Tenant's use of and/or square footage in the Premises. Tenant shall reimburse Landlord for any such fees previously paid by Landlord and attributable to the Premises. Those fees for improvements to other tenants' premises shall not be passed through to Tenant.

                                   ARTICLE VII

                                  IMPROVEMENTS

     Section 7.1. Landlord's Improvements. Upon final approval of Tenant's Plans as hereafter provided, and subject to delays due to any Force Majeure, Landlord will, as promptly as reasonably possible perform Landlord's Work.

Failure of Landlord to complete Landlord's Work within any deadline therefor will not give rise to any claim for damages by Tenant against Landlord or against Landlord's contractor or permit Tenant to rescind or terminate this Lease.

         Section 7.2.   Tenant's Improvements. Not later than the
Submission Date, Tenant shall provide Landlord with its initial Plans. Landlord shall promptly review the initial Plans and any revisions thereof and shall notify Tenant of any required changes. If Tenant fails to submit its initial Plans by the Submission Date or fails to submit any revised Plans by the dates required by Landlord or if Landlord determines that the Plans are so inconsistent with the Schedules as to not permit approval by Landlord, then, in any of such events, if such failure continues for more than ten (10) days after notice from Landlord, Landlord may at its option terminate this Lease by written notice to Tenant in which event this Lease shall terminate as of the date fifteen (15) days after Landlord's notice. Upon any such termination, Tenant shall reimburse Landlord on demand for all costs incurred by Landlord in reviewing the Plans and in connection with any of Landlord's Work. No deviation from the final Plans approved by Landlord shall be made by Tenant without Landlord's prior written consent. Approval of the Plans by Landlord shall not constitute the assumption of any responsibility by Landlord or Landlord's architect for their accuracy, efficiency, sufficiency or compliance with any Laws, and Tenant shall be solely responsible for such items.

         Prior to the Rental Commencement Date, Tenant shall, at its sole cost and expense, complete all of Tenant's Work. Tenant will be permitted by Landlord to enter the Premises for the purpose of performing Tenant's Work and for the purpose of installing its fixtures and other equipment, provided Tenant shall have (a) obtained Landlord's written approval of the Plans, (b) deposited with Landlord all policies or certificates of insurance required by this Lease, and
(c) deposited with Landlord all deposits required by the Work Schedules. Tenant's Work shall be conducted so as not to unreasonably interfere with Landlord's construction activities or with the activities and operations of other tenants and occupants of the Shopping Center, and Tenant shall otherwise comply, at its expense, with all other obligations of Tenant under the Work Schedules, and shall perform all other duties and obligations imposed by this Lease.

         Section 7.3. "Ready For Occupancy" Defined. The Premises shall be "Ready for Occupancy" as of the date on which the first of the following shall have occurred: (a) Landlord and Tenant shall have substantially completed all of Landlord's Work and Tenant's Work, respectively, except for the completion of routine "punch list" items; or (b) one hundred fifty (150) calendar days after the date Landlord notifies Tenant that Tenant is authorized to enter the Premises to perform Tenant's Work and to fixture the Premises and otherwise make the Premises ready for the opening of business.

         Section 7.4. Effect of Opening For Business. By opening the Premises for business, Tenant shall be deemed to have accepted the Premises as then constructed and agreed that all of Landlord's Work has been fully performed, except for any written "punch list" items submitted by Tenant no later than seven (7) days after the Rental Commencement Date and agreed to by Landlord to be performed after the Rental Commencement Date.

         Section 7.5. Mechanic's Liens. No work performed by Tenant pursuant to this Lease, whether in the nature of erection, construction, alteration or repair, shall be deemed to be for the immediate use and benefit of Landlord so that no mechanic's or other lien shall be allowed against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve the Premises. Tenant shall place such contractual provisions as Landlord may request in all contracts and subcontracts for Tenant's improvements assuring Landlord that no mechanic's liens will be asserted against Landlord's interest in the Premises or the property of which the Premises are a part. Tenant shall pay promptly all persons furnishing labor or materials with respect to any work performed by Tenant or its contractor on or about the Premises. In the event any mechanic's or other lien shall at any time be entered, or any petition or proceeding therefor filed, against the Premises by reason of work, labor, services or materials performed or furnished, or alleged to have been performed or furnished to Tenant or to anyone holding the Premises through or under Tenant, Tenant shall forthwith cause the same to be discharged of record or bonded to the satisfaction of Landlord. If Tenant shall fail to cause such lien forthwith to be so discharged or bonded after being notified of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord, including reasonable attorneys' fees incurred by Landlord either in defending against such lien or in procuring the bonding or discharge of such lien, together with interest thereon at the Default Rate, shall be due and payable by Tenant to Landlord as Additional Rental.

         Section 7.6.   Tenant's Leasehold Improvements and Trade Fixtures.
All leasehold improvements installed in the Premises at any time, whether by or on behalf of Tenant or by or on behalf of Landlord, and all trade fixtures and apparatus installed in the Premises and initially paid for by Landlord, shall not be removed from the Premises at any time, unless such removal is consented to in advance by Landlord; and at the expiration of this Lease (either on the Termination Date or upon such earlier termination as provided in this Lease), all such leasehold improvements and such trade fixtures and apparatus shall be deemed to be part of the Premises, shall not be removed by Tenant when it vacates the Premises, and title thereto shall vest solely in Landlord without payment of any nature to Tenant.

         All trade fixtures and apparatus (as distinguished from leasehold improvements and trade fixtures and apparatus initially paid for by Landlord) paid for by Tenant and installed in the Premises shall remain the property of Tenant and shall be removable at any time, including upon the expiration of the Term; provided Tenant shall not at such time be in default of any terms or covenants of this Lease, and provided further, that Tenant shall repair any damage to the Premises caused by the removal of said trade fixtures and apparatus and shall restore the Premises to substantially the same condition as existed prior to the installation of said trade fixtures and apparatus. If Tenant is in default, Landlord shall have the benefit of any applicable lien that may now or at any time hereafter be provided by Law on Tenant's property located in the Premises.

                                  ARTICLE VIII

                                   OPERATIONS

         Section 8.1.   Operations by Tenant. Tenant will at its expense
(a) keep the inside and outside of all glass in the doors and windows of the Premises clean; (b) keep all the walls and interior and exterior store surfaces of the Premises clean; (c) replace promptly any cracked or broken glass of the Premises with glass of like kind and quality; (d) maintain the Premises in a clean, orderly and sanitary condition and free of insect, rodents, vermin and other pests; (e) keep all garbage, trash, rubbish and other refuse in rat-proof containers within the interior of the Premises until removed; (f) deposit such garbage, trash, rubbish and refuse, on a daily basis, in designated receptacles provided by Landlord; (g) keep all mechanical apparatus free of vibration and noise which may be transmitted beyond the Premises; (h) light the show windows of the Premises and exterior signs and turn the same off to the extent required by Landlord; (i) maintain sufficient and seasonal inventory and have sufficient number of personnel to maximize sales volume in the Premises; (j) comply with and observe all rules and regulations established by Landlord from time to time which apply generally to all retail tenants in the Shopping Center; and (k) conduct its business in all respects in a mariner consistent with the quality and standards of operation of the Shopping Center as determined by Landlord.

         Tenant will not (1) place or maintain any merchandise, trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises so as to obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (m) use or permit the use of any objectionable advertising medium such as, without limitation, loudspeakers, phonographs, public address systems, sound amplifiers, reception of radio or television broadcasts within the Shopping Center, which is in any manner audible or visible outside of the Premises; (n) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (o) cause or permit odors, which are in Landlord's opinion objectionable, to emanate or to be dispelled from the Premises; (p) solicit business in the parking area or any other Common Areas;
(q) distribute handbills or other advertising matter to, in or upon any automobiles parked in the parking areas or in any other Common Areas; (r) permit the parking of vehicles so as to unreasonably interfere with the use of any driveway, corridor, footwalk, parking area, mall or other Common Areas; (s) receive or ship articles of any kind outside the designated loading areas for the Premises; (t) use the mall, corridor or any other Common Area adjacent to the Premises for the sale or display of any merchandise or for any other business, occupation or undertaking; (u) conduct or permit to be conducted any auction, fictitious fire sale, going out of business sale, bankruptcy sale, unless directed by a court order, or other similar type of sale in or connected with the Premises (but this provision shall not restrict the absolute freedom of Tenant in determining its own selling prices, nor shall it preclude the conduct of periodic seasonal, promotional or clearance sales); (v) use or permit the use of any portion of the Premises for any unlawful purpose or for any activity of a type which is not generally considered appropriate for regional factory outlet discount centers conducted in accordance with good and generally accepted standards of operations; (w) place a load upon any floor which exceeds the floor load which the floor was designed to carry; (x) operate its heating or air-conditioning in such a manner as to drain from the Common Areas or from the premises of any other tenant or other occupant of the Shopping Center; (y) use or operate any vending devices or machines, video games, or electronic amusement devices or equipment; or (z) sell, distribute, display or offer for sale any roach clip, water pipe, bong, toke, coke spoon, cigarette papers, hypodermic syringe or other paraphernalia commonly used in the ingestion of illicit drugs, or any pornographic, lewd, suggestive, or "adult" newspaper, book, magazine, film, picture, representation or merchandise of any kind.

         Section 8.2. Signs and Advertising. Tenant will not place or suffer to be placed or maintained on the exterior of the Premises any sign, advertising matter or any other thing of any kind, and will not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises unless the same is placed and maintained in accordance with the terms of the Work Schedules. Tenant will, at its sole cost and expense, maintain such sign, decoration, lettering, advertising matter or other thing as may be permitted hereunder in good condition and repair at all times.

         Section 8.3. Painting and Displays by Tenant. Tenant will not paint or decorate any part of the exterior of the Premises, or any part of the interior, without first obtaining Landlord's written approval. Subject to the other provisions of this Section, Landlord shall not unreasonably withhold its consent to any painting or decoration of the interior of the Premises. Tenant will install and maintain at all times, subject to the other provisions of this Section, displays of merchandise in the show windows (if any) of the Premises. All articles, and the arrangement, style, color and general appearance thereof, in the interior of the Premises including, without limitation, window displays, advertising matter, signs, merchandise and store fixtures, shall be in keeping with the character and standards of the Shopping Center, as determined by Landlord. Landlord reserves the right to require Tenant to correct any non-conformity.

         Section 8.4.   Environmental Matters.

         (a) For purposes of this Section 8.4, the following terms are defined as follows:

                  (i) "Claim" shall mean and include any demand, cause of action, proceeding or suit (a) for damages (actual, consequential or punitive), losses, injuries to person or property, damages to natural resources, fines, penalties, interest, contribution or settlement, or
         (b) for the costs of site investigations, feasibility studies, information requests, health or risk assessments or Response actions, and (c) for enforcing insurance, contribution or indemnification agreements.

                  (ii) "Environmental Law" shall mean and include all federal, state, and local statutes, ordinances, regulations, and rules relating to environmental quality, health, safety, contamination and clean-up, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 70 U.S.C. Section 136 et seq..; the Marine

         Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act ("TSCA"), 15 U.S.C.
         Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and state super-lien and environmental clean-up statutes, with implementing regulations and guidelines. Environmental Laws shall also include all state, regional, county, municipal, and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials.

                  (iii) "Hazardous Materials" shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; pesticides regulated under FIFRA; asbestos and asbestos-containing materials; PCBs and other substances regulated under TSCA; source material, special nuclear material, by-product material, and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. ss. 1910.1200 et seq.; and industrial process and pollution control wastes whether or not hazardous within the meaning of RCRA.

                  (iv) "Manage" shall mean to generate, manufacture, process, treat, store, incorporate into the Premises, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, or abandon Hazardous Materials.

                  (v) "Release" or "Released" shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the environment, as "environment" is defined in CERCLA.

                  (vi) "Response" or "Respond" shall mean action taken in compliance with Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.

         (b) During the term of this Lease, Tenant shall at its own cost comply with all Environmental Laws applicable to Tenant or to the Premises; provided, however, Tenant shall have no obligation to Respond to any violation of Environmental Laws existing on the date hereof or the date that possession of the Premises is delivered to Tenant for any purpose, including the performance of Tenant's Work, nor shall Tenant have any obligation to Respond to any breach of Environmental Laws that does not arise by reason of the acts or omissions of Tenant or its subtenants or any other party whose use of, occupancy of or presence in the Premises is by, through or under Tenant, and the contractors, agents, employees, and invitees of any of the foregoing. Tenant shall not conduct or authorize the Management of any Hazardous Materials on the Premises, including installation of any underground storage tanks, without prior written disclosure to and approval by Landlord, except that Tenant may keep and use on the Premises inflammable fluids, explosives, and substances which may be Hazardous Materials provided the same are reasonably necessary for the operation of Tenant's business in a manner which is customary f or similar businesses and so long as Tenant does not keep such substances in such quantities or f or such duration as would violate Environmental Laws or require any permits or other regulatory authorization to be obtained or, if such permits or other authorization must be obtained, so long as Tenant properly obtains and furnishes to Landlord copies thereof; Tenant shall not take any action that would subject the Premises to permit requirements under RCRA f or storage, treatment or disposal of Hazardous Materials; Tenant shall not dispose of Hazardous Materials in violation of Environmental Laws in dumpsters provided by Landlord for Tenant's use; Tenant shall not discharge Hazardous Materials into drains or sewers located on the Premises in violation of Environmental Laws or reasonable rules and regulations established by Landlord in accordance with the express provisions of this Lease; Tenant shall not cause or allow the Release of any Hazardous Materials in violation of Environmental Laws on, to, or from the Premises; and Tenant shall, to the extent required by Environmental Laws and at its own cost, arrange for the lawful transportation and off-site disposal of all Hazardous Materials that it generates.

         During the term of this Lease, Tenant shall promptly provide Landlord with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders of decrees, Claims, complaints, investigations, judgments, letters, notices of environmental liens or response actions in progress, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, State Environmental Protection Agency, or other federal, state, or local agency or authority, or any other entity or individual, concerning (a) any Release of a Hazardous Material on, to, or from the Premises; (b) the imposition of any lien on the Premises; or (c) any alleged violation of or responsibility under Environmental Laws.

         Landlord and Landlord's agents and employees shall have the right upon 48 hours prior notice, which may be verbal, to enter the Premises and/or conduct appropriate inspections or tests, at Landlord's sole cost and expense, in order to determine Tenant's compliance with Environmental Laws.

         If at any time during the term of the Lease, Tenant shall be required to undertake any Response, Tenant shall, upon written request by Landlord, provide Landlord with the results of appropriate reports and tests, with transportation and disposal contracts for Hazardous Materials, with any permits issued under Environmental Laws, and with any other applicable documents to demonstrate that Tenant complies with all Environmental Laws relating to the Premises.

         If Tenant's Management of Hazardous Materials at the Premises (a) gives rise to liability or to a Claim under any Environmental Law, (b) causes a significant public health effect, or (c) creates a nuisance, Tenant shall promptly take all applicable action in Response.

         Section 8.5. Trash Service. Tenant shall keep any garbage, trash, rubbish or other refuse in rat-proof containers within the interior of the Premises and shall deposit such garbage, trash, rubbish and refuse, on a daily basis, in designated receptacles and/or compactors provided by Landlord. Landlord shall provide a trash removal service for the Shopping Center from designated receptacles and/or compactors, and, in each Rental Year, Tenant shall reimburse Landlord monthly, as Additional Rental, for all costs related to Landlord's service to remove trash from the Shopping Center, including the costs of maintaining, repairing and replacing the trash receptacles and compactors.

                                   ARTICLE IX

                             REPAIRS AND ALTERATIONS

         Section 9.1.   Repairs To Be Made by Landlord. Subject to Article
XIV, Landlord, at its expense, will make, or cause to be made (a) repairs to any electrical, mechanical, sprinkler and other systems serving the Premises if and to the extent such systems were installed by Landlord and serve tenant premises in addition to the Premises; and (b) structural repairs to the exterior walls, structural roof and structural floor which collectively enclose the Premises (excluding, however, all doors, door frames, storefronts, windows and glass) and the structural columns which enclose or are located in the Premises; provided Tenant shall give Landlord notice of the necessity for such repairs; and provided further that such repairs are not necessitated by any act or omission of Tenant, its agents, concessionaires, officers, employees, licensees, invitees or contractors in which case the cost of such repairs shall be the obligation of Tenant.

         Section 9.2. Repairs To Be Made by Tenant. Tenant, at its expense, will maintain and make all repairs and replacements to the Premises and to all systems, installations, equipment and facilities therein, other than those repairs required to be made by Landlord pursuant to the provisions of
Section 9.1. Tenant, at its expense, shall contract for periodic maintenance for the heating, ventilating and air conditioning unit(s) and exhaust system (if applicable) serving the Premises with a reputable service company approved by Landlord. Upon request, Tenant shall supply Landlord with a copy of all such contracts. Tenant will surrender the Premises in as good condition as when received, excepting depreciation caused by ordinary wear and tear and damage by casualty (other than such damage by casualty caused by the act or omission of Tenant, its agents, concessionaires, officers, employees, contractors, licensees or invitees).

         Section 9.3. Alterations by Tenant. Tenant will not make any alterations, renovations, penetrations, improvements or installations of any kind in, on, or to the Premises or any part thereof (collectively, "Alterations") unless and until Tenant shall have submitted to Landlord plans and specifications therefor, prepared at Tenant's expense by an architect or other duly qualified person, and shall have obtained Landlord's written approval thereof. In the case of any Alterations involving (i) the storefront or signs,
(ii) structural elements, (iii) mechanical, electrical or other systems serving or effecting portions of the Shopping Center other than or in addition to the Premises, (iv) cutting or drilling or (v) or other Alterations which are in Landlord's reasonable judgment material and/or detrimental to the Premises, Landlord may withhold its approval in its sole and absolute discretion. In the case of other Alterations, Landlord's approval shall not be unreasonably withheld. If such approval is granted, Tenant shall cause the work described in such plans and specifications to be performed, at its expense, promptly, and in a good and workmanlike manner by duly licensed contractors approved by Landlord, without interference with or disruption to the operations of tenants or other occupants of the Shopping Center, and in compliance with all Laws.

         Section 9.4. Changes and Additions to Shopping Center and Development Area. Landlord reserves the right at any time and from time to time
(a) to make, and permit others to make, changes to Landlord's Building, the Shopping Center and the Development Area, including additions to, subtractions from, rearrangement of, alterations of, modifications or supplements to the building areas, walkways, parking areas, driveways or other Commons Areas; (b) to construct, and to permit others to construct, other buildings and improvements in the Shopping Center and the Development Area and to make alterations thereof or additions thereto and to build additional stories on any such building or buildings and to build adjoining same; and (c) to convey or lease portions of the Shopping Center and the Development Area to others; provided that the foregoing shall not deny access to or visibility of the Premises or materially interfere with the conduct of Tenant's business in the Premises.

         Landlord agrees that it will not construct or permit construction of a permanent retail kiosk within the area extending ten feet (10') out from the storefront of the Premises and bounded by the side leaselines of the Premises extended outward.

         Landlord warrants that the ratio of parking areas to Landlord's Floor Area shall not be less than required by the City of Camarillo. If at any time during the Term the customer parking areas are diminished so that the required ratio is not maintained, Landlord shall thereafter provide, at Landlord's sole cost and expense, a sufficient number of additional parking spaces which would result in the ratio of parking areas meeting the ratio required by the City of Camarillo; however, once the changes have occurred, such additional parking spaces shall be included in Landlord's Operating Costs.

         Landlord represents and warrants that the Phase I of the Shopping Center shall initially be constructed substantially as set forth on Schedule "A-2" and shall contain at least 215,000 gross leasable square feet. Further, Tenant's proximity to the entrances to the Shopping Center and the parking areas immediately adjacent to the Premises shall be as shown on Schedule "A-2."

         Section 9.5. Roof, Walls, Interior of Premises. Without limiting Landlord's rights under Section 9.4, Landlord shall have the exclusive right (a) to use all or any part of the roof and the side and rear walls of the Premises and the areas above the finished ceiling or below the floor of the Premises for any purpose; (b) to erect additional stories or other structures over all or any part of the Premises; (c) to erect in connection with the construction thereof temporary scaffolds and other aids to construction on the exterior of the Premises; and (d) to install, maintain, use, repair and replace within the Premises, pipes, ducts, conduits, wires and all other mechanical equipment serving other parts of the Shopping Center; provided that the foregoing shall not deny access to or visibility of the Premises or materially interfere with the conduct of Tenant's business in the Premises.

                                    ARTICLE X

                                  COMMON AREAS

         Section 10.1. Use of Common Areas. Landlord grants to Tenant and its agents, employees and customers, a nonexclusive license to use, beginning on the Rental Commencement Date, the Common Areas in common with others during the Term, subject to all provisions of this Lease governing the use, maintenance and control thereof.

         Section 10.2. Management and Operation of Common Areas. Landlord will operate and maintain or will cause to be operated and maintained the Common Areas in a manner deemed by Landlord to be reasonable and appropriate, and Landlord will have the right (a) to establish, modify and enforce reasonable rules and regulations with respect to the Common Areas; (b) to enter into, modify and terminate easements and other agreements pertaining to the use and maintenance of the parking areas and other Common Areas; (c) to enforce parking charges (by operation of meters or otherwise) with appropriate provisions for parking ticket validation by tenants; (d) to close all or any portion of said parking areas or other Common Areas to such extent as may, in the opinion of Landlord, be necessary to prevent a dedication thereof or the accrual of any rights to any person or to the public therein; (e) to close temporarily any or all portions of the Common Areas; and (f) to do and perform such other acts in and to said areas and improvements as Landlord shall determine to be advisable.

         Section 10.3. Employee Parking Areas. Tenant and its employees shall park their cars only in such areas as may be designated for that purpose by Landlord. Tenant shall furnish Landlord with State automobile license numbers used by Tenant or its employees within five (5) days after taking possession of the Premises and shall thereafter notify Landlord by the first day of each January, April, July and October of any changes in such information. If Tenant or its employees shall fail to park their cars in the designated parking areas, Landlord shall have the right to charge Tenant, as Additional Rental, the sum of Ten Dollars ($10.00) per day per car parked in violation of this Section. Tenant shall notify its employees in writing of the provisions of this Section.

         Section 10.4. Tenant to Pay Proportionate Share of Landlord's Operating Costs. Tenant will pay Landlord, as Additional Rental, Tenant's Proportionate Share of Landlord's Operating Costs for each Operating Year. Such Proportionate Share shall be paid by Tenant in monthly installments in such amounts as are estimated and billed by Landlord for each Operating Year, each installment being due on the first day of each calendar month, commencing on the Rental Commencement Date. At any time during each Operating Year, Landlord may re-estimate Tenant's Proportionate Share of Landlord's Operating Costs and adjust Tenant's monthly installments payable thereafter during such Operating Year to reflect more accurately Tenant's Proportionate Share of Landlord's Operating Costs as re-estimated by Landlord. Within one hundred twenty (120) days after the end of each Operating Year, Landlord shall deliver to Tenant a statement of Landlord's Operating Costs for such Operating Year and the amount of Tenant's Proportionate Share thereof. Any overpayment or deficiency in Tenant's payment of its Proportionate Share of Landlord's Operating Costs for such Operating Year shall be Adjusted within thirty (30) days after Tenant's receipt of such statement. Failure of Landlord to provide the statement called for hereunder within the time prescribed shall not relieve Tenant of its Obligations hereunder.

         Upon reasonable notice, Landlord shall make available for Tenant's inspection (which inspection shall be at Tenant's sole cost and expense, including, without limitation, third party costs incurred by Landlord in retrieving and/or photocopying Landlord's records) at Landlord's office, during normal business hours, Landlord's records relating to Landlord's Operating Costs for the preceding twelve (12) month period. In no event shall Landlord be obligated to permit inspection of Landlord's records by any auditing firm or individual being paid based on sums recovered by Tenant as a result of the inspection. Tenant and its employees and agents and anyone inspecting Landlord's records pursuant to this paragraph shall keep the information obtained from the inspection confidential and shall not disclose such information to any other tenant or auditor. Landlord reserves the right to require Tenant and/or its auditor to sign a written agreement confirming the confidential nature of the inspection. Tenant shall not be permitted to copy or otherwise remove any of Landlord's records from Landlord's office at any time during or at the conclusion of the inspection.

         Section 10.5. "Landlord's Operating Costs" Defined. The term "Landlord's Operating Costs" includes all the costs and expenses incurred by or on behalf of Landlord in operating and maintaining the Shopping Center including, without limitation, all costs and expenses of the following: (a) operating, maintaining, repairing, and replacing signs, security systems, lighting, and similar fixtures or equipment; (b) operating, maintaining, repairing, and managing any parking facilities and park or pedestrian resting areas in the Development Area; (c) cleaning, painting, policing and providing security for the Common Areas (including cost of uniforms, equipment and employment taxes); (d) installing and renting of signs; (e) repairing, maintaining and replacing sprinkler systems; (f) removing snow and ice from the Common Areas, and removing trash and debris from the Common Areas to Landlord's receptacles and compactors; (g) regulating traffic; (h) purchasing, repairing, maintaining and replacing machinery and equipment used in the operation and maintenance of the Common Areas, and paying all personal property taxes and other charges incurred in connection with such equipment; (i) repairing or replacing pavement, curbs, walkways, landscaping, fountains, pools, drainage systems, pipes, ducts, conduits, and similar items and lighting facilities; (j) planting, replanting and replacing trees, flowers, shrubbery and planters in the Development Area; (k) providing music or entertainment services and loudspeaker systems for the Shopping Center, including furnishing electricity therefor; (1) providing water services, if any, furnished by Landlord for the nonexclusive use of all tenants; (m) providing parcel pick-up and delivery services to the Shopping Center; (n) maintaining reserves for repair, maintenance and replacement of the Common Areas and its equipment; (o) costs of providing light and power to the Common Areas; and (p) administrative costs (including salaries, benefits and employment taxes) attributable to personnel involved in the daily accounting (including auditing fees related to the operation of the Shopping Center), maintenance and management of the Shopping Center and an overhead cost equal to twenty percent (20%) of the total costs and expenses of operating and maintaining the Common Areas, provided such administrative and overhead costs shall not include depreciation of improvements accounted for by Landlord for federal income tax purposes. Landlord's Operating Costs shall not include costs for construction of capital improvements in the nature of additions to the Shopping Center, as distinguished from repairs to and replacements of existing improvements, provided that, upon construction of any such capital improvements all costs in the nature of Landlord's Operating Costs relating to such improvements shall be deemed part of "Landlord's Operating Costs."

                                   ARTICLE XI

                            PROMOTION AND ADVERTISING

         Section 11.1. Promotion Fund; Program. Landlord will maintain a bank account, separate from all of its other bank accounts, into which Landlord shall deposit the Promotion Fund Contribution paid by Tenant as well as similar contributions which Landlord may receive from time to time from other tenants of the Shopping Center. The aggregate of such funds on hand from time to time are referred to herein as the "Promotion Fund". The Promotion Fund shall be used by Landlord to pay costs and expenses associated with the formulation and carrying out by Landlord or its designee of a program for the promotion and advertising of the Shopping Center, including, without limitation, the salary of a promotion and advertising director and related administrative personnel, rent and insurance. Such program may include, without limitation, tabloids, direct mail pieces, special events, shows, displays, signs, marquees, decor, seasonal events, institutional advertising, promotional literature and other activities. Tenant hereby authorizes Landlord to use Tenant's trade name and a brief description of Tenant's business in connection with the promotion and advertising program.

         Section 11.2. Tenant's Contributions to Promotion Fund. Tenant shall pay to Landlord the Promotion Fund Contribution for each Promotion Year in monthly installments as billed by Landlord for each Promotion Year, each installment being due on the first day of each month. The Promotion Fund Contribution shall be adjusted annually, as of the first day of each Promotion Year, for any change in the Consumer Price Index. The annual Promotion Fund Contribution due from Tenant for the first Promotion Year falling within the Term shall be prorated if the Rental Commencement Date occurs after the commencement of such Promotion Year. Upon billing from Landlord (which billing shall not occur prior to the 180th day prior to the Grand Opening Date as determined by Landlord), Tenant also shall pay to Landlord the Opening Contribution. The Opening Contribution shall be used by the Landlord for costs of promotion and advertising of the Shopping Center.

                                   ARTICLE XII

                                    UTILITIES

         Section 12.1. Water, Electricity, Telephone and Sanitary Sewer. Landlord will provide at points in or near the Premises the facilities necessary to enable Tenant to obtain for the Premises water, electricity, telephone and sanitary sewer service, as more specifically described in the Work Schedules. Landlord, at its sole discretion, shall have the right, from time to time, to alter the method and source of supply of such utilities to the Premises, provided that the foregoing shall not diminish the availability of such utilities in the Premises. Tenant agrees to execute and deliver to Landlord such documentation as may be required to effect such alterations. Tenant shall arrange with the appropriate public utility or authority, in Tenant's name and at its expense, for the supply of utility services to the Premises and shall pay all charges therefor. Tenant will not overload the electrical wiring serving the Premises or within the Premises, and will install at its expense, subject to the provisions of this Lease governing alterations by Tenant, any additional electrical wiring which may be required in connection with Tenant's operations.

         Section 12.2. Fire Protection Sprinkler Systems. Landlord will provide, install and maintain a fire protection sprinkler system in the Premises as more specifically described in Schedule "B," which system shall remain the property of Landlord. Tenant shall pay Landlord, as Additional Rental, for providing such fire protection sprinkler system an amount determined by multiplying the Sprinkler Contribution Rate by Tenant's Floor Area, said annual sum to be payable in twelve (12) equal monthly installments, in advance on the first day of each calendar month.

         Section 12.3.  Discontinuance and Interruptions of Utility
Services. Landlord shall not be liable to Tenant in damages or otherwise if any utility shall become unavailable from any public utility company, public authority or any other person or entity (including Landlord) supplying or distributing such utility, or for any interruption in any utility service (including, without limitation, any water, heating, ventilation, or air-conditioning) and the same shall not constitute a termination of this Lease or an eviction of Tenant.

                                  ARTICLE XIII

                             INDEMNITY AND INSURANCE

         Section 13.1. Indemnities. To the extent permitted by law, Tenant shall and does hereby indemnify Landlord and agrees to save it harmless and, at Landlord's option, defend it from and against any and all claims, actions, damages, liabilities and expenses (including attorneys' and other professional fees), judgements, settlement payments, and fines paid, incurred or suffered by Landlord in connection with loss of life, personal injury and/or damage to property or the environment suffered by third parties arising from or out of the occupancy or use by Tenant of the Premises or any part thereof or any other part of the Shopping Center, occasioned wholly or in part by any act or omission of

Tenant, its officers, agents, contractors, employees or invitees, or arising, directly or indirectly, wholly or in part, from any conduct, activity, act, omission, or operation involving the use, handling, generation, treatment, storage, disposal, other management or Release of any Hazardous Materials, in from or to the Premises, whether or not Tenant may have acted negligently with respect to such Hazardous Materials. Tenant's obligations pursuant to this Section shall survive any termination of this Lease with respect to any act, omission or occurrence which took place prior to such termination.

         To the extent permitted by law, Landlord shall and does hereby indemnify Tenant and agrees to save it harmless from and against any and all claims, actions, damages, liabilities and expenses (including attorneys' and other professional fees) in connection with loss of life, personal injury and/or damage to property suffered by third parties arising from or out of the use of any portion of the Common Areas by Landlord, occasioned wholly or in part by any act or omission of Landlord, its officers, agents, contractors or employees.

         Section 13.2.  Landlord Not Responsible for Acts of Others.
Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage which may be occasioned by or through the acts or omissions of persons occupying space adjoining the Premises or any part of the premises adjacent to or connecting with the Premises or any other part of the Shopping Center, or otherwise, or for any loss or damage resulting to Tenant, or those claiming by, through or under Tenant, or its or their property, from the breaking, bursting, stoppage or leaking of electrical cable and wires, or water, gas, sewer or steam pipes. To the maximum extent permitted by law, Tenant agrees to use and occupy the Premises, and to use such other portions of the Shopping Center as Tenant is herein given the right to use, at Tenant's own risk.

         Section 13.3. Tenant's Insurance. At all times after the Premises are made available to Tenant for performance of Tenant's Work, Tenant will carry and maintain, at its expense: (a) public liability insurance, including insurance against assumed or contractual liability under this Lease, with respect to the Premises, providing protection with limits for each occurrence of not less than Two Million Dollars ($2,000,000); (b) all risk casualty insurance, written at replacement cost value and with replacement cost endorsement, covering all of Tenant's personal property in the Premises (including, without limitation, inventory, trade fixtures, floor coverings, furniture and other property removable by Tenant under the provisions of this Lease) and all leasehold improvements installed in the Premises by Landlord for Tenant's benefit, or by Tenant, including any items originally paid for by any tenant finish allowance given to Tenant, pursuant to the Work Schedules or otherwise;
(c) if and to the extent required by any Laws, workmen's compensation or similar insurance in form and amounts required by such Laws; and (d) product liability insurance having coverage for liability of not less than Three Million Dollars ($3,000,000) per occurrence, and, if Tenant shall be engaged in the sale of any alcoholic beverages, shall include Innkeeper's Liability Coverage (commonly known as Dram Shop Insurance). If, by reason of changed economic conditions or changes to insurance limits applicable to the shopping center industry generally or the Permitted Use in particular, the insurance amounts set forth above become inadequate in Landlord's judgment, Tenant shall increase such amounts to limits as may be requested by Landlord consistent with standard insurance practice.

         Section 13.4. Tenant's Contractor's Insurance. Tenant shall require any contractor of Tenant performing work on the Premises to carry and maintain, at no expense to Landlord: (a) comprehensive general liability insurance, including contractors liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor's protective liability coverage, providing protection with limits for each occurrence of not less than Two Million Dollars ($2,000,000); and (b) workmen's compensation or similar insurance in form and amounts required by any Laws.

         Section 13.5. Policy Requirements. The company or companies writing any insurance which Tenant is required to carry and maintain or cause to be carried and maintained, as well as the form of such insurance, shall at all times be subject to Landlord's reasonable approval provided that such insurance shall in no event provide coverages less than required under this Lease and all such companies shall be licensed and admitted to do business in the State and shall have a Rating Classification of at least A and Financial Size category of at least Class XII in Best's Insurance Reports. Public liability and all-risk casualty insurance policies evidencing such insurance shall name Landlord or its designee as additional insured or loss payee as required by Landlord and shall also contain a provision by which the insurer agrees that such policy shall not be canceled except after thirty (30) days' written notice to Landlord or its designee. Each such policy, or a certificate thereof, shall be deposited with Landlord by Tenant promptly upon commencement of Tenant's obligation to procure the same. Tenant shall renew each such policy at least thirty (30) days prior to the expiration thereof, and deliver evidence of such renewal to Landlord promptly upon Tenant's receipt of same.

         Section 13.6. Increase in Insurance Premiums. Tenant will not do or omit to do or suffer to be kept, anything in, upon or about the Premises which will violate Landlord's policies of hazard or liability insurance or which will prevent Landlord from procuring such policies in companies acceptable to Landlord or will cause the premium rates for any such insurance to be increased beyond the minimum rate from time to time otherwise applicable. In the event of any breach of this Section, in addition to any other remedies available to Landlord, Tenant will pay, as Additional Rent, the amount of any such increase, together with all costs associated therewith, upon Landlord's demand.

         Section 13.7.  Waiver of Right of Recovery. Neither Landlord nor
Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or losses under workmen's compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees, if and to the extent such loss or damage is covered by insurance.

         Section 13.8.  Tenant to Pay Proportionate Share of Insurance
Costs. In each Rental Year, Tenant will pay Landlord, as Additional Rental, Tenant's Proportionate Share of Landlord's cost of maintaining all insurance with respect to the Shopping Center including, without limitation, liability insurance for personal injury, death and property damage, casualty insurance, theft insurance, rent insurance, workmen's compensation insurance, insurance covering liability for defamation and claims of false arrest, and plate glass. Such insurance may be carried at the discretion of Landlord in such amounts and coverages and with such companies as Landlord shall determine.

         Such Proportionate Share shall be paid by Tenant in monthly installments in such amounts as are estimated and billed by Landlord during each twelve (12) month period commencing and ending on dates designated by Landlord, each installment being due on the first day of each calendar month. Within one hundred twenty (120) days, or such reasonable time (in Landlord's determination) after the end of each such twelve (12) month period, Landlord shall deliver to Tenant a statement of such insurance costs for such twelve (12) month period. Any overpayment or deficiency in Tenant's payment of its Proportionate Share of such insurance costs shall be adjusted between Landlord and Tenant and Tenant shall pay Landlord or Landlord shall credit Tenant's account (or, if such adjustment is at the end of the Term, Landlord shall pay Tenant), as the case may be, within thirty (30) days after receipt of such statement, such amounts as may be necessary to effect such adjustment. Upon reasonable notice, Landlord shall make available for Tenant's inspection at Landlord's office, during normal business hours, Landlord's records relating to such insurance costs for such preceding twelve (12) month period. Failure of Landlord to provide the statement called for hereunder within the time prescribed shall not relieve Tenant of its obligations hereunder.

                                   ARTICLE XIV

                             DAMAGE AND DESTRUCTION

         Section 14.1.  Obligations to Repair and Reconstruct. If the
Premises are damaged by fire or other casualty (any of such causes being referred to herein as a "Casualty"), but the Premises shall not be rendered wholly or partially untenantable, Landlord shall cause the damage to the Premises, to the extent of Landlord's Work (excluding the matters referred to in the last sentence of this paragraph), to be repaired as nearly as practicable to its condition prior to the Casualty and there shall be no abatement of Rental. If, as a result of a Casualty (or as a result of Landlord's demolition of Landlord's Building following a Casualty for the purpose of reconstruction), the Premises shall be rendered wholly or partially untenantable, then Landlord shall cause the damage to the Premises to be repaired as set forth in the preceding sentence, and Annual Basic Rental and Additional Rental (other than any Additional Rental due Landlord by reason of Tenant's failure to perform any of its obligations hereunder) shall be abated, and Tenant's Breakpoint shall be reduced, proportionately on a square foot basis as to the portion of the Premises rendered untenantable during the period of such untenantability. Anything herein to the contrary notwithstanding, Landlord shall not be liable for interruption to Tenant's business or for damage to or replacement or repair of Tenant's personal property (including, without limitation, inventory, trade fixtures, floor coverings, furniture and other property removable by Tenant under the provision of this Lease) or of any leasehold improvements installed in the Premises by, for or on behalf of Tenant pursuant to the Work Schedules or otherwise.

         Tenant shall repair, restore, replace, or rebuild the Premises, to the extent of Tenant's Work (and all work referred to in the last sentence of the preceding paragraph), as nearly as practicable to its condition prior to the

Casualty. Tenant shall complete performance of its work under this Section and have the Premises reopened for business within thirty (30) days after Landlord notifies Tenant that the Premises are ready for Tenant to commence its work under this Section, and any abatement of Rental shall terminate as of such date.

         Notwithstanding anything to the contrary contained in this Section 14.1, if the Premises are damaged as a result of Casualty to the extent that it is unreasonable to expect Tenant to continue to operate its business in the Premises, Tenant may temporarily close the Premises for business. If Tenant closes the Premises for business under these circumstances, all Rental (other than any Additional Rental due Landlord by reason of Tenant's failure to perform any of its obligations under this Lease) shall abate until the earlier to occur of (a) the date Tenant reopens the Premises for business or (b) sixty (60) days after the Premises are repaired or rebuilt by Landlord to the extent required herein.

         Notwithstanding anything to the contrary contained in this Section 14.1 and subject to Landlord's rights under Section 14.2, Tenant shall have the right to terminate this Lease provided (a) Landlord does not complete the repair, restoration or rebuilding the Premises within twelve (12) months after the occurrence of any such Casualty, (b) Tenant notifies Landlord of its intent to terminate the Lease within thirty (30) days of the expiration of said period, and (c) Landlord does not complete repairing the Premises within thirty (30) days of said notice. After the expiration of the 30-day period, this Lease shall terminate and neither party hereto shall have any further obligation to the other with respect to this Lease or the tenancy created hereby, savingo and excepting obligations occurring or accruing prior to such termination.

         Section 14.2.  Landlord's Option to Terminate Lease.
Notwithstanding Section 14.1, (a) if any damage to the Premises or Landlord's Building is not fully covered by Landlord's insurance; (b) if the Premises are rendered wholly or partially untenantable during the last two (2) years of the Term; or (c) if Landlord's Building is damaged to the extent of fifty percent (50%) or more of Landlord's Floor Area, then in any of such events, Landlord may elect to terminate this Lease by giving to Tenant notice of such election within ninety (90) days after the occurrence of the fire or other casualty causing the damage. If such notice is given, the rights and obligations of the parties shall cease as of the date of such notice, and Rental (other than Additional Rental due Landlord by reason of Tenant's failure to perform any of its obligations hereunder) shall be adjusted as of the date of such termination.

                                   ARTICLE XV

                                  CONDEMNATION

         Section 15.1. Effect of Taking. If the whole or any part of the Premises shall be taken under the power of eminent domain, this Lease shall terminate, but only as to the part so taken, on the date Tenant is required to yield possession thereof to the condemning authority. Landlord and Tenant (to the same extent as their repair and replacement obligations under Section 14.1) shall make such repairs, replacements and alterations as may be necessary in order to restore the part not taken to a useful condition and Annual Basic

Rental, Additional Rental (other than any Additional Rental due Landlord by reason of Tenant's failure to perform any of its obligations hereunder) shall be abated, and Tenant's breakpoint shall be reduced, in the same proportion on a square foot basis as the portion of Tenant's Floor Area so taken bears to Tenant's Floor Area. If the aforementioned taking renders the remainder of the Premises untenantable for the Permitted Use, either party may terminate this Lease as of the date when Tenant is required to yield possession by giving notice to that effect within thirty (30) days after such date. If twenty percent (20%) or more of Landlord's Floor Area is taken as aforesaid, or if parking spaces in the Shopping Center are so taken thereby reducing the number of parking spaces to less than the number required by law and Landlord does not deem it reasonably feasible to replace such parking spaces with other parking spaces on the portion of the Shopping Center not taken, then Landlord may elect to terminate this Lease as of the date on which possession thereof is required to be yielded to the condemning authority, by giving notice of such election within ninety (90) days after such date. The foregoing termination rights shall not apply if Landlord, at its sole option and without being obligated to do so, provides Tenant with substantially equivalent premises in the Shopping Center within thirty (30) days after the date Tenant is required to yield possession of the Premises to the condemning authority, in which case this Lease shall continue in full force and effect except that the "Premises" shall be the substitute premises provided by Landlord.

         Section 15.2. Condemnation Awards. All compensation awarded for any taking of the Premises or the Shopping Center or any interest in either shall belong to and be the property of Landlord, Tenant hereby assigning to Landlord all rights with respect thereto; provided, however, nothing contained herein shall prevent Tenant from applying for reimbursement from the condemning authority (if permitted by law) for moving expenses, or the expense of removal of Tenant's trade fixtures, or loss of Tenant's business good will, but if and only if such action shall not reduce the amount of the award or other compensation otherwise recoverable from the condemning authority by Landlord and/or the owner of the fee simple estate in the Shopping Center.

                                   ARTICLE XVI

                            ASSIGNMENT AND SUBLETTING

         Section 16.1. Landlord's Consent Required. Tenant will not assign this Lease, in whole or in part, nor sublet all or any part of the Premises, nor license concessions or lease departments therein, nor pledge or encumber by mortgage or other instruments its interest in this Lease without Landlord's prior written consent, which consent may be withheld by Landlord in its sole and absolute discretion. This prohibition includes any subletting or assignment which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other change of Tenant's corporate or proprietary structure, or an assignment or subletting to or by a receiver or trustee in any federal or state bankruptcy, insolvency, or other proceedings, except as specifically set forth below; provided, however, that it shall not be deemed an assignment of this Lease as to which Landlord's consent is required if at any time the then Tenant, or any person owning a majority of the stock of, or directly or indirectly controlling the Tenant transfers its stock resulting in the person(s) who shall have owned a majority of such shares of stock ceasing to own a majority of such shares of stock provided, that such transfer is (i) among the shareholders of the Tenant or any partnership, corporation or other entity controlling, controlled by, or under common control with the Tenant, (ii) to any member of a shareholder's immediate family or any trust or partnership organized primarily for the benefit of such shareholder's immediate family, (iii) to a corporation which merges into Tenant, or into which the Tenant is merged, consolidated, or reorganized, (iv) to any entity pursuant to any possible business combination, reorganization or exchange of stock, the result of which is that either all or substantially all of the Tenant's assets are transferred to such entity or all or substantially all of the Tenant's assets remain owned by the Tenant, or (v) pursuant to a public offering of the Tenant's capital stock. Consent by Landlord to any assignment or subletting shall not constitute a waiver of the foregoing prohibition with respect to any subsequent assignment or subletting. Tenant shall pay and reimburse to Landlord the reasonable costs and expenses incurred by Landlord to cover Landlord's administrative cost, overhead and counsel fee in connection with any permitted assignment or subletting and any and all additional costs and expenses incurred hereunder.

         Notwithstanding anything which may be to the contrary in Article XVI, provided that Tenant is not in default under any of the terms and conditions of this Lease and further provided that Tenant has fully and faithfully performed all of the terms and conditions of this Lease, beyond any applicable cure periods, Tenant shall have the right, with written notice to Landlord within thirty (30) days of such assignment, to assign this Lease to any parent, subsidiary or affiliate corporation of Tenant, or to the surviving corporation in connection with a merger, consolidation or acquisition between Tenant and any of its subsidiaries for any of the then remaining portion of the unexpired Term without Landlord's consent, at any time during the Term of this Lease, provided:
(i) such assignee continues to operate the business conducted in the Premises under the same Trade Name, in the same manner as Tenant and pursuant to all of the provisions of this Lease; (ii) such assignee corporation shall assume in writing in form acceptable to Landlord all of Tenant's obligations under this Lease and Tenant shall provide Landlord with a copy of such assignment; and
(iii) Tenant continues to remain liable on this Lease for the performance of all terms, including but not limited to, payment of Rental due under this Lease.

         Section 16.2. Transfer of Corporate Shares. If Tenant is a corporation or is a partnership one or more of the general partners of which is a corporation (other than a corporation the outstanding voting stock of which is listed on a "National Securities Exchange," as defined in the Securities Exchange Act of 1934), and if at any time after execution of this Lease any part or all of the corporate shares of Tenant or of any such general partner or of the interest in the partnership (if Tenant is a partnership) shall be transferred by sale, assignment, bequest, inheritance, operation of law or other disposition (including, but not limited to, such a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency, or other proceedings) so as to result in a change in the present control of any said corporation by the person or persons owning a majority of said corporate shares as of the date hereof, such transfer shall constitute an assignment for purposes of Section 16.1.

         Section 16.3. Acceptance of Rent from Transferee. The acceptance by Landlord of the payment of Rental following any assignment or other transfer prohibited by this Article XVI shall not be deemed to be a waiver of any right or remedy of Landlord hereunder.

                                  ARTICLE XVII

                                     DEFAULT

         Section 17.1. "Event of Default" Defined. Any one or more of the following events shall constitute an "Event of Default": (a) the sale of Tenant's interest in the Premises under attachment, execution or similar legal process, or, if Tenant or any guarantor of Tenant's obligations under this Lease ("Tenant's Guarantor") is adjudicated bankrupt or insolvent, and such adjudication is not vacated within thirty (30) days; (b) the admission in writing by Tenant's Guarantor, if any, of its inability to pay its debts when due; (c) the appointment of a receiver or trustee for the business or property of Tenant or Tenant's Guarantor, if any, unless such appointment shall be vacated within thirty (30) days after its entry; (d) the making by Tenant or Tenant's Guarantor, if any, of an assignment for the benefit of its creditors, or if in any other manner Tenant's interest in this Lease shall pass to another by operation of law; (e) the failure of Tenant to pay any Rental or other sum of money within seven (7) days after written notice from Landlord that the same is due hereunder (provided that any invoice, bill or other statement of account rendered to Tenant in the ordinary course of Landlord's billing or otherwise shall be adequate written notice for purposes of this provision); (f) the ceasing by Tenant, in whole or in part at any time after the Rental Commencement Date, to use the Premises or any part thereof for operating the business of Tenant therein as provided in this Lease (herein referred to as "abandonment") and the failure by Tenant to have recommenced operation of its business at the Premises, fully stocked with merchandise and fully staffed and otherwise in compliance with Article IV within ten (10) days after notice from Landlord, provided that if any abandonment occurs on more than one (1) occasion during the Term, then an Event of Default shall be deemed to have occurred immediately upon such abandonment; (g) the failure by Tenant to cure any default in the performance or observance of its covenants under Sections 13.3, 13.4 or 13.5 (relating to Indemnity and Insurance) or under Section 14.1 (relating to Damage and Destruction) or under Sections 16.1 or 16.2 (relating to Assignments and Subletting) or under Section 21.7 (relating to Compliance with Laws and Regulations to the extent such default could result in any fine, penalty, citation or other liability being imposed on Landlord), within fifteen (15) days after notice thereof from Landlord, or, in the case of any default under Section
21.7 referred to above, within such shorter time as may be necessary to avoid any fine, penalty, citation or other liability being imposed on Landlord; (h) failure by Tenant to cure any default in the performance or observance of any other covenants on its part under this Lease within thirty (30) days after notice thereof from Landlord, unless such default is of such nature that it cannot be cured within such thirty (30) day period, in which case no Event of Default shall occur so long as Tenant shall commence the curing of the default within such thirty (30) day period, shall thereafter diligently prosecute the curing of same, and shall cure such default within sixty (60) days after the giving of the original notice thereof by Landlord; or (i) the occurrence of any event described as an "Event of Default" elsewhere in this Lease in which case there shall be no requirement of notice or opportunity to cure except such, if any, as may be expressly provided with respect to such Event of Default.

         In addition, this Lease is subject to and conditioned upon Tenant's delivery to Landlord, concurrently with Tenant's execution and delivery of this Lease, of Tenant's most recent financial and operating statements. From the time that Landlord first funds Tenant the Allowance, Tenant must demonstrate a financial net worth of not less than Two Million Dollars ($2,000,000.00) (hereinafter "Minimum Net Worth"). In calculating such amount, personal property, equipment and trade fixtures shall be valued at market or sale value less any applicable liens or mortgages on the personal property, equipment or trade fixtures, not acquisition price. The failure of Tenant to maintain this Minimum Net Worth shall be considered an Event of Default under the Lease.

         Section 17.2. Remedies. Following the occurrence of an Event of Default, Landlord, without notice to Tenant in any instance (except where expressly provided for below) may do any one or more of the following. Landlord may: (a) sell at public or private sale all or any part of the goods, chattels, fixtures and other personal property belonging to Tenant which are or may be put into the Premises during the Term, whether exempt or not from sale under execution or attachment (it being agreed that said property shall at all times be bound with a lien in favor of Landlord and shall be chargeable for all Rental and for the fulfillment of the other covenants and agreements herein contained) and apply the proceeds of such sale, first, to the payment of all costs and expenses of conducting the same or caring for or storing said property (including all attorneys' fees); second, to the payment of any indebtedness, including, without limitation, indebtedness for Rental, which may be or may become due from Tenant to Landlord; and third, to pay Tenant, on demand in writing, any surplus remaining after all indebtedness of Tenant to Landlord has been fully paid; (b) perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform, the cost of which performance by Landlord together with interest thereon at the Default Rate from the date of such expenditure shall be deemed Additional Rental and shall be payable by Tenant to Landlord upon demand; (c) terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant, and reenter the Premises by summary proceedings, or otherwise, and remove Tenant and all other persons and property from the Premises, and store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without Landlord being liable of trespass or for any loss or damage occasioned thereby; and (d) exercise any other legal or equitable right or remedy it may have.

         Notwithstanding anything in this Lease to the contrary and regardless whether an Event of Default shall have occurred, (i) Landlord may exercise the remedy described in Section 17.2(b) without any notice to Tenant if Landlord, in its good faith judgment, believes it, the Shopping Center or any other tenant or occupant thereof would be materially injured by failure to take rapid action or if the unperformed obligation of Tenant constitutes an emergency; and (ii) if substantially the same default by Tenant occurs on more than one (1) occasion during the Term, upon each such reoccurrence Tenant shall have only one-half (1/2) of the number of days which otherwise would be allowed to cure such default and Landlord also may charge Tenant a reasonable default processing fee, not to exceed Five Hundred Dollars ($500) per default. All costs and expenses incurred by Landlord, including, without limitation, attorneys' fees, in enforcing any of its rights and remedies under this Lease shall be deemed to be Additional Rental and shall be repaid to Landlord by Tenant upon demand, together with interest at the Default Rate from the date incurred by Landlord to the date paid in full.

         Section 17.3. Damages. If this Lease or Tenant's possessory interest pursuant thereto is terminated by Landlord pursuant to Section 17.2, Tenant nevertheless shall remain liable for (a) all Rental due and all damages which Landlord sustained to the date of such termination, and all costs, fees and expenses, including attorneys' fees, incurred by Landlord in pursuit of its remedies hereunder and/or in connection with any bankruptcy proceedings of Tenant or Tenant's Guarantor, if any, and/or in connection with renting the Premises to others from time to time (collectively, "Termination Damages") plus
(b) additional damages which shall be an amount equal to (as of the date of such termination) all Rental which, but for the termination of this Lease, would have become due during the remainder of the Term (collectively, "Residual Damages"). In calculating Residual Damages, for each Rental Year following termination (including the Rental Year in which such termination occurs) (A) Annual Percentage Rental and Additional Rental payable shall be conclusively presumed to be equal to the average Annual Percentage Rental and annual Additional Rental payable with respect to each Rental Year, or portion thereof (on an annualized basis), preceding termination; and (B) Annual Basic Rental payable shall be at the rate stated in this Lease (including, to the extent Annual Basic Rental is subject to adjustment based on changes in the Consumer Price Index, all such adjustments based on a conclusively presumed increase in the Consumer Price Index of five percent (5%) per Rental Year). Such Termination Damages and Residual Damages shall be payable to Landlord in one lump sum on demand, together with interest at the Default Rate until paid.

         If this Lease is terminated pursuant to Section 17.2, Landlord may relet the Premises or any part thereof, alone or together with other premises, for such period or periods (which may be greater or less than the period which otherwise would have constituted the balance of the Term) and on such terms and conditions (which may include concessions for free rent and alterations of the Premises) as Landlord, in its discretion, may determine, but Landlord shall have no duty to relet the Premises and shall not be liable for, nor shall Tenant's obligations hereunder be diminished by reason of, any failure by Landlord to relet the Premises or any failure by Landlord to collect any rent due upon such reletting. Subject to the condition precedent that Tenant shall have paid to Landlord all Termination Damages and all Residual Damages in full within thirty
(30) days after notice from Landlord of the amount thereof (time being of the essence of this condition), if Landlord relets the Premises, Landlord shall reimburse Tenant from any rental received prior to the end of the Term of this Lease from such reletting (in an amount up to but not exceeding the Residual Damages) if and when Landlord receives any such rental. Landlord shall be under no obligation to Tenant to take any action against any new tenant to enforce payment of any such rental, provided that all costs, including but not limited to attorneys' fees, incurred by Landlord in reletting the Premises and enforcing payment of any such rental shall be deducted from amounts otherwise reimbursable to Tenant hereunder to the extent not recovered from such new tenant.

                                  ARTICLE XVIII

                          SUBORDINATION AND ATTORNMENT

         Section 18.1. Subordination. Unless a Mortgagee shall otherwise elect, as provided in Section 18.2, Tenant's rights under this Lease are and shall remain subject and subordinate to the operation and effect of each Mortgage. Tenant's acknowledgment and agreement of subordination provided for in this Section is self-operative and no further instrument of subordination shall be required; however, Tenant shall execute such further assurances thereof as shall be requisite or as may be requested from time to time by Landlord or a Mortgagee.

         Section 18.2.  Mortgagee's Unilateral Subordination. If a
Mortgagee shall so elect by written notice to Tenant or by the recording of a unilateral declaration of subordination, this Lease and Tenant's rights hereunder shall be superior and prior in right to the Mortgage of which such Mortgagee has the benefit, with the same force and effect as if this Lease had been executed, delivered and recorded prior to the execution, delivery and recording of such Mortgage, subject, nevertheless, to such conditions as may be set forth and any such notice of declaration.

         Section 18.3. Attornment. If any person shall succeed to all or part of Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, and if so requested or required by such successor in interest, Tenant shall attorn to such successor, and execute such evidence confirming same, as such successor in interest shall reasonably request.

                                   ARTICLE XIX

                                     NOTICES

         Section 19.1. Sending of Notices. Any notice, request, demand, approval or consent permitted or required to be given under this Lease shall be in writing and shall be delivered in person with signed receipt or sent by a private courier service guaranteeing next business day delivery or by United States registered or certified mail, return receipt requested, with all postage charges prepaid, addressed, if intended for Landlord (including payment of Rental and reports required of Tenant under this Lease), at the Landlord Notice Address, with a copy to Landlord's management office at the Shopping Center, or if intended for Tenant, to Tenant at the Tenant Notice Address. Either party may, at any time, change its address for the above purposes by sending a notice to the other party stating the change and setting forth the new address. Items forwarded pursuant to this Section shall be deemed conclusively to have been received by the addressee, if delivered in person as of the date of the delivery receipt, if forwarded by a private courier service guaranteeing next business day delivery as of the business day next following the date shown on the sender's receipt from such private courier service, and if by United States registered or certified mail as of the third business day next following the date deposited in the United States mail.

         Section 19.2. Notice to Mortgagees. If any Mortgagee shall notify Tenant that it is the holder of a Mortgage affecting the Premises, no notice, request or demand thereafter sent by Tenant to Landlord shall be effective unless and until a copy of the same shall also be sent to such Mortgagee in the manner prescribed in the above Section and to such address as such Mortgagee shall designate.

                                   ARTICLE XX

                            BANKRUPTCY OR INSOLVENCY

         Section 20.1. Tenant's Interest Not Transferable. Neither Tenant's interest in this Lease, nor any estate hereby created in Tenant nor any interest herein or therein, shall pass to any trustee, except as may specifically be provided pursuant to 11 U.S.C. 101 et seq. (the "Bankruptcy Code"), or to any receiver or assignee for the benefit of creditors or otherwise by operation of law except as may specifically be provided pursuant to the Bankruptcy Code.

         Section 20.2. Termination. In the event the interest or estate created in Tenant hereby shall be taken in execution or by other process of law, or if Tenant's Guarantor, if any, or his executors, administrators, or assigns, if any, shall be adjudicated insolvent or bankrupt pursuant to the provisions of any state or federal Law, or if a receiver or trustee of the property of Tenant or Tenant's Guarantor, if any, shall be appointed by reason of the insolvency or inability of Tenant or Tenant's Guarantor, if any, to pay its debts, or if any assignment shall be made of the property of Tenant or Tenant's Guarantor, if any, for the benefit of creditors, then, and in any such events, this Lease and all rights of Tenant shall automatically cease and terminate with the same force and effect as though the date of such event were the date originally set forth herein and fixed for the expiration of the Term, and Tenant shall vacate and surrender the Premises but shall remain liable as herein provided.

         Section 20.3.  Tenant's Obligation to Avoid Creditors'
Proceedings. Tenant or Tenant's Guarantor, if any, shall not cause or give cause for the appointment of a trustee or receiver of the assets of Tenant or Tenant's Guarantor, if any, and shall not make any assignment for the benefit of creditors, or become or be adjudicated insolvent. The allowance of any petition under any insolvency law, except under the Bankruptcy Code, or the appointment of a trustee or receiver of Tenant or Tenant's Guarantor, if any, or of the assets of either of them, shall be conclusive evidence that Tenant caused, or gave cause, therefor, unless such allowance of the petition, or the appointment of a trustee or receiver, is vacated within thirty (30) days after such allowance or appointment. Any act described in this Section 20.3 shall be deemed a material breach of Tenant's obligations hereunder, and this Lease shall thereupon automatically terminate. Landlord does, in addition, reserve any and all other remedies provided in this Lease and under all laws.

         Section 20.4.  Rights and Obligations Under the Bankruptcy Code.

         (a) Upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed, agrees as follows: (i) to perform each and every obligation of Tenant under this Lease, including, but not limited to, the manner of use and operation as provided in Article IV and Article VIII until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court; (ii) to pay monthly in advance on the first day of each month, as reasonable compensation for use and occupancy of the Premises, an amount equal to the monthly installment of Annual Basic Rental and other charges otherwise due pursuant to this Lease and to pay Annual Percentage Rental monthly at the percentage set forth in this Lease for the Rental Year in which such month falls on all sales during such month in excess of one-twelfth (1/12th) of the Breakpoint for such Rental Year, with payment of all such percentage rent to be made by the tenth (10th) day of the succeeding month; (iii) to reject or assume this Lease within sixty (60) days of the appointment of such trustee under Chapter 7 of the Bankruptcy Code or within one hundred twenty (120) days (or such shorter term as Landlord, in its sole discretion, may deem reasonable, so long as notice of such period is given) of the filing of a petition under any other Chapter of the Bankruptcy Code; (iv) to give Landlord at least forty-five
(45) days' prior written notice of any proceeding related to any assumption of this Lease; (v) to give at least thirty (30) days' prior written notice of any abandonment of the Premises, with any such abandonment to be deemed a rejection of this Lease and an abandonment of any property not previously moved from the Premises; (vi) to do all other things of benefit to Landlord otherwise required under the Bankruptcy Code; (vii) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above; and (viii) to have consented to the entry of an order by an appropriate United States Bankruptcy Court providing all of the above, waiving notice and hearing of the entry of same.

         (b) No default of this Lease by Tenant, either prior to or subsequent to the filing of such a petition, shall be deemed to have been waived unless expressly done so in writing by Landlord. It is understood and agreed that this is a lease of real property in a shopping center and that, therefore,
Section 365(b)(3) of the Bankruptcy Code is applicable to any proposed assumption of this Lease in a bankruptcy case. Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of assumption and/or assignments are the following: (i) the cure of any monetary defaults and the reimbursement of any pecuniary loss immediately upon entry of a court order providing for assumption and/or assignment; (ii) the deposit of a sum equal to three (3) months rent to be held by Landlord as a security deposit; (iii) the use of the Premises as set forth in Article IV and the quality, quantity and/or lines of merchandise of any goods or services required to be offered for sale are unchanged; (iv) the debtor, debtor in possession, trustee, or assignee of such entity demonstrates in writing that it has sufficient background including, but not limited to, substantial retailing experience in shopping centers of comparable size and financial ability to operate a retail establishment of the Premises in the manner contemplated in this Lease, and meets all other reasonable criteria of Landlord as did Tenant upon execution of this Lease; (v) the prior written consent of any Mortgagee to which this Lease has been assigned as collateral security; and (vi) the Premises, at all times, remains a single store and no physical changes of any kind may be made to the Premises unless in compliance with the applicable provisions of this Lease. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption.

                                   ARTICLE XXI

                                  MISCELLANEOUS

         Section 21.1. Parties' Option to Terminate Lease. Notwithstanding any provisions herein to the contrary, if for any reason whatsoever the Premises shall not be Ready for Occupancy on or before the date thirty (30) months after the date of this Lease, Landlord or Tenant may elect to terminate this Lease by giving notice of such election to the other party at any time thereafter but prior to the date the Premises become Ready for Occupancy. If such notice is given, this Lease and the rights and obligations of the parties hereunder shall thereupon cease and terminate without need for the execution of any further or other instrument, but, if Landlord shall request, Tenant shall execute an instrument, in recordable form, whereby Tenant releases and surrenders all right, title and interest which it may have in and to the Premises under this Lease or otherwise. If Tenant fails to execute such instrument within thirty
(30) days after submission of such instrument to it by Landlord, Landlord is hereby authorized to execute and record such instrument evidencing such release.

         Section 21.2. Estoppel Certificates. At any time and from time to time, within twenty (20) days after Landlord shall request the same, Tenant will execute, acknowledge and deliver to Landlord and to such Mortgagee or other party as may be designated by Landlord, a certificate in the form attached hereto as Schedule "D," with respect to the matters set forth on Schedule "D," and such other matters relating to this Lease or the status of performance of obligations of the parties hereunder as may be reasonably requested by Landlord. In the event that Tenant fails to provide such certificate within twenty (20) days after request by Landlord therefor, Tenant shall be deemed to have approved the contents of any such certificate submitted to Tenant by Landlord and Landlord is hereby authorized to so certify.

         Section 21.3. Inspections by Landlord. Landlord, its agents, employees and contractors shall have the right to enter all parts of the Premises after forty-eight (48) hours prior notice (unless Landlord determines in good faith that an emergency exists, in which case no prior notice shall be required), to inspect the same and to enforce or carry out any provision of this Lease.

         Section 21.4. Memorandum of Lease. The parties hereby agree that, upon the request of either party, each will execute, acknowledge and deliver in short form a memorandum of this Lease in recordable form. Recording, filing and like charges and any stamps, charges for recording, transfer or other tax shall be paid by the party requesting such recordation. In the event of termination of this Lease, within thirty (30) days after written request from Landlord, Tenant agrees to execute, acknowledge and deliver to Landlord an agreement removing such short form of lease from record. If Tenant fails to execute such agreement within said thirty (30) day period, Landlord is hereby authorized to execute and record such agreement removing the short form of lease from record. Tenant hereby irrevocably appoints Landlord as its attorney-in-fact with full power and authority, and as holding a power coupled with an interest, to execute, deliver and record in the name of Tenant any such agreement.

         Section 21.5. Remedies Cumulative. No reference to any specific right or remedy shall preclude Landlord from exercising any other right or from having any other remedy or from maintaining any action to which it may otherwise be entitled at law or in equity. No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach shall constitute a waiver of such breach. No waiver by Landlord of any breach by Tenant under this Lease or of any breach by any other tenant under any other lease of any portion of the Shopping Center shall affect or alter this Lease. Except to the extent this Lease expressly provides otherwise as to a specified matter, any consent or approval of Landlord with respect to any matter in connection with this Lease may be granted or withheld by Landlord in its sole and absolute discretion.

         Section 21.6. Successors and Assigns. This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord, Tenant and their respective successors and assigns; provided, however, no rights shall inure to the benefit of any assignee or successor of Tenant to the extent such assignee or successor acquired any purported interest herein in violation of Article XVI. Upon any sale or other transfer by Landlord of its interest in the Premises, and assumption of possession of the Premises by the transferee, such transferee shall be solely responsible for all obligations of Landlord under this Lease accruing thereafter.

         Section 21.7. Compliance with Laws and Regulations. Except to the extent compliance action is necessitated by Landlord's violation of any Laws or of any rules, orders or regulations referred to in clause (b) hereof (in which event Tenant shall cooperate with Landlord, at Landlord's expense, in correcting such violation), Tenant, at its sole cost and expense, shall comply with and shall cause the Premises to comply with (a) all Laws affecting the Premises or any part thereof, or the use thereof, including, but not limited to, those which require the making of any unforeseen or extraordinary changes, whether or not any such Laws which may be hereafter enacted involve a change of policy on the part of the governmental body enacting the same, and (b) all rules, orders and regulations of the National Board of Fire Underwriters or Landlord's fire insurance rating organization or other bodies exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions which apply to the Premises.

         Section 21.8. Captions and Headings. The table of contents and the article and section captions and headings are for convenience of reference only and in no way shall be used to construe or modify the provisions set forth in this Lease.

         Section 21.9. Joint and Several Liability. If two (2) or more individuals, corporations, partnerships or other business association (or any combination of two (2) or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay rental and perform all other obligations hereunder shall be deemed to be joint and several, and all notices, payments and agreement given or made by, with or to any one of such individuals, corporations, partnerships or other business associations shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other business association, the members of which are by law subject to personal liability, the liability of each such member shall be joint and several.

         Section 21.10. Broker's Commission. Each of the parties represents and warrants that it has not engaged any broker, agent or finder which is entitled to any brokerage commissions, finders' fees or other compensation in connection with the execution of this Lease, and agrees to indemnify the other against, and hold it harmless from, all liability, including, without limitation, attorneys' fees, arising from any such claim by any person alleged to have been engaged by the indemnifying party.

         Notwithstanding anything to the contrary contained in Section 21.10, Landlord agrees to pay a broker's commission to Daum Commercial Real Estate Services ("Broker") in an amount equal to Three Dollars ($3.00) multiplied by Tenant's Floor Area. Payment of the Commission shall be made in the following manner: (a) 50% of the Commission shall be payable within 30 days after the Effective Date; and (b) the balance of the Commission shall be payable within 30 days after Tenant opens for business in the Premises.

         Section 21.11. No Discrimination. Tenant will not discriminate in the conduct and operation of its business in the Premises against any person Or group of persons because of the race, creed, color, sex, age, national origin or ancestry of such person or group of persons.

         Section 21.12. No Joint Venture. Any intention to create a joint venture or partnership relation between the parties hereto is hereby expressly disclaimed. The provision of this Lease in regard to the payment by Tenant and the acceptance by Landlord of Annual Percentage Rental is a reservation for rent for the use of the Premises and not a participation by Landlord in the income or profits of Tenant as such.

         Section 21.13. No Option. The submission of this Lease to Tenant for examination does not constitute a reservation of or option for the Premises, and this Lease shall become effective only upon execution and delivery thereof by both parties.

         Section 21.14. No Modification. This writing is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations and representations between the parties having been incorporated herein. No course of prior dealings between the parties or their officers, employees, agents or affiliates shall be relevant or admissible to supplement, explain or vary any of the terms of this Lease. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement between the parties or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this Lease. No representations, understandings, or agreements have been made or relied upon in the making of this Lease other than those specifically set forth herein. This Lease can be modified only by a writing signed by both Landlord and Tenant.

         Section 21.15. Severability. If any term or provision, or any portion thereof, of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

         Section 21.16. Third Party Beneficiary. Nothing contained in this Lease shall be construed so as to confer upon any other party the rights of a third party beneficiary except rights contained herein for the benefit of a Mortgagee.

         Section 21.17. Corporate, Partnership Tenants. In the event Tenant is a corporation or a partnership, Tenant and the persons executing this Lease on behalf of Tenant, hereby covenant and warrant that: Tenant is a duly constituted corporation or partnership qualified to do business in the State; Tenant has taken all necessary corporate or partnership action to approve its execution of this Lease; and such persons are duly authorized by the board of directors or managing partner of such entity to execute and deliver this Lease on behalf of such entity.

         Section 21.18. Applicable Law. This Lease and the rights and obligations of the parties hereunder shall be construed in accordance with the laws of the State, without regard to principles of conflict of laws.

         Section 21.19. Performance of Landlord's Obligations by Mortgagee. Tenant shall accept performance of any of Landlord's obligations hereunder by any Mortgagee.

         Section 21.20. Waiver of Counterclaims and Trial by Jury. Landlord and Tenant hereby mutually waive any and all rights which either may have to a trial by jury in any action, proceeding or non-compulsory counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease. Tenant shall not impose any counterclaim or counterclaims in summary proceeding or other action based on termination or holdover, except to the extent that Tenant's failure to make such claim in such proceeding would, as a matter of law, preclude Tenant from raising such claim in any other proceeding or forum.

         Section 21.21. Exculpation. If Tenant shall recover any judgment against Landlord in connection with this Lease, such judgment shall be satisfied only out of the proceeds of sale received upon the execution of such judgment and levy thereon against the right, title and interest of Landlord in the Shopping Center and neither Landlord nor any of the partners comprising Landlord shall be personally liable for any deficiency. The covenants of this Lease shall run with the land and all personal liability of Landlord shall cease in the event of sale or transfer of its interest.

         If Tenant claims or asserts that Landlord has violated or failed to perform a covenant of Landlord not to unreasonably withhold or delay Landlord's consent or approval, Tenant's sole remedy shall be an action for specific performance, declaratory judgment or injunction and in no event shall Tenant be entitled to any money damages for a breach of such covenant and in no event shall Tenant claim or assert any claim for any money damages in any action or by way of set off, defense or counterclaim and Tenant hereby specifically waives the right to any money damages or other remedies.

         Section 21.22. Security Interest. As security f or the payment of all Rental becoming due, Tenant hereby grants to Landlord a security interest in the following described collateral, which Tenant owns or shall hereafter acquire or create, immediately upon the acquisition or creation thereof: (a) all inventory at any time located in, or in transit to or from, identified for delivery to the Premises prior to and during the Term of the Lease; (b) all equipment and other personal property, including trade fixtures, placed in the Premises at any time during the Term of the Lease; and (c) all proceeds of the foregoing, and proceeds of hazard insurance and condemnation awards of all of the foregoing described properties or interests in properties, including all products of, and accessions to, such properties or interests in properties (collectively, the "Collateral"). Such security interest shall be a first and prior security interest as and against the claims of any other creditors of Tenant, and Tenant so warrants to Landlord. Tenant agrees, within ten (10) days after submission thereof by Landlord, to execute and deliver to Landlord all financing statements and other instruments evidencing the security interest granted hereby. Failure of Tenant to execute any such statements or instruments within such ten (10) day period, shall constitute a breach of the Lease. Tenant hereby irrevocably appoints Landlord as its attorney-in-fact with full power and authority, and as holding a power coupled with an interest, to execute, deliver and record in the name of Tenant any such statements or instruments. Upon the happening of any Event of Default or the making of any levy, seizure or attachment of the Collateral, or at any time thereafter while such default has not been cured, Landlord shall have all the remedies of a secured party under the laws of the State, including, without limitation, the right to take possession of the Collateral, and for that purpose Landlord may enter upon the Premises and remove the same therefrom. Landlord hereby agrees to give Tenant prior notice of any public sale of the Collateral or of the date after which any private sale or any other intended disposition thereof is to be made, and, at such sale, Landlord may purchase the Collateral. The security interest created in such Collateral hereby shall be terminated if all Rental due under the Lease is paid in full and Tenant is not otherwise in default under the Lease upon the natural expiration of the Term.

         Tenant agrees to execute such financing and continuation statements as may be requested from time to time by Landlord.

         Section 21.23. Survival. To the extent any covenants or obligations of either party hereunder, either by the express terms of this Lease or by reasonable implication, are intended to survive termination of this Lease, the same shall survive such termination.

         Section 21.24. Additional Rent. Any amounts to be paid by Tenant to Landlord pursuant to the provisions of this Lease, whether such payments are to be periodic and recurring or not, shall be deemed to be "additional rent" and otherwise subject to all provision of this Lease and of law as to the default of the payment of rent.

         Section 21.25. Financial Statement. Upon execution of this Lease by Tenant and thereafter within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord a copy of the audited financial statement or annual report of Tenant for the most recently completed fiscal period.

         Section 21.26. Ride Sharing Program. In the event Tenant has fifty
(50) or more employees (full and part-time) on its pay-roll working at the Premises, Tenant shall be obligated to designate one (1) such employee (the "Ride-Sharing Coordinator") to be responsible for encouraging and organizing car pools and ride sharing. Upon the request of the City of Camarillo from time to time during the Term, Tenant shall send the City of Camarillo the name, title and work telephone number of the then-current Ride-Sharing Coordinator. Tenant shall instruct the Ride-Sharing Coordinator to cooperate with the City of Camarillo in disseminating information and establishing programs for the voluntary use of car pools by Tenant's employees at the Premises.

         IN WITNESS WHEREOF, the parties hereto intended to be legally bound hereby have executed this Lease as of the Effective Date.

         THIS LEASE MUST BE EXECUTED FOR TENANT, (A) IF A CORPORATION, BY THE PRESIDENT OR VICE-PRESIDENT AND BE ATTESTED BY THE SECRETARY OR ASSISTANT SECRETARY, UNLESS THE BYLAWS OR A RESOLUTION OF THE BOARD OF DIRECTORS SHALL PROVIDE THAT OTHER OFFICERS ARE AUTHORIZED TO EXECUTE THIS LEASE, IN WHICH EVENT A CERTIFIED COPY OF THE BYLAWS OR RESOLUTION, AS THE CASE MAY BE, MUST BE FURNISHED; (B) IF A PARTNERSHIP WITH A CORPORATION AS ITS MANAGING GENERAL PARTNER, BY THE OFFICERS OF SUCH CORPORATION IN THE MANNER STATED UNDER CLAUSE
(A); OR (C) IF A PARTNERSHIP WITH AN INDIVIDUAL AS ITS MANAGING GENERAL PARTNER, BY SUCH INDIVIDUAL AND WITNESSED BY ANOTHER PARTNER THEREOF. THE INDIVIDUALS SIGNING THIS LEASE ON BEHALF OF TENANT THEREBY PERSONALLY MAKE THE COVENANTS AND WARRANTIES CONTAINED IN SECTION 21.17. IF TENANT IS A PARTNERSHIP, TENANT MUST PROVIDE PROOF THAT THE MANAGING GENERAL PARTNER IS AUTHORIZED TO EXECUTE THIS LEASE AND BIND TENANT TO THE TERMS HEREOF. IN THE ABSENCE OF SUCH PROOF, ALL PARTNERS OF TENANT SHALL BE REQUIRED TO EXECUTE THIS LEASE.

ATTEST:                                TENANT:

                                       HOLOWORLD, INC., a Delaware corporation

                                       By:      /s/
                                       Title:   President
                                       Date:    3/10/00


WITNESS:                               LANDLORD:

                                       OUTLET SHOPS AT CAMARILLO LIMITED
                                       PARTNERSHIP, a Delaware limited
                                       partnership

                  /s/                  By:      The Prime Outlets at Camarillo,
                                                L.L.C., a Delaware limited
                                                liability company,
                                                its general partner

                                       By:      Prime Retail, L.P.
                                                A Delaware limited partnership,
                                                its managing member

                                       By:      Prime Retail, Inc.,
                                                a Maryland corporation,
                                                its general partner

                                       By:      /s/
                                       Name:    John S. Mastin
                                       Title:   Executive Vice President
                                       Date:    3/22/00

                                    GUARANTY

         ANNEXED TO AND FORMING A PART OF LEASE AGREEMENT DATED AS OF THE EFFECTIVE DATE (as defined in the Lease Agreement), by and between OUTLET SHOPS AT CAMARILLO LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and HOLOWORLD, INC., a Delaware corporation ("Tenant")

         The undersigned, jointly and severally, SYED Z. HAIDER and MRS. GHAZALA KHALID, whose address is 115 Mesa Road, West Hills, California 91304, in consideration of Landlord's leasing to Tenant the Premises described in the annexed Lease Agreement and any Rider(s) thereto ("Lease"), does hereby covenant and agree as follows:

         A. The undersigned does hereby guarantee the full, faithful and timely payment and performance by Tenant of all Rental (as defined in the Lease) and of all other payments, covenants and other obligations of Tenant under or pursuant to the Lease. If Tenant shall default at any time in the payment of any Rental or any other sums, costs or charges whatsoever, or in the performance of any of the other covenants and obligations of Tenant, under or pursuant to the Lease, then the undersigned, at its expense, shall on demand of Landlord fully and promptly pay all Rental and other sums, costs and charges to be paid by Tenant, and perform all the other covenants and obligations to be performed by Tenant, under or pursuant to the Lease, and in addition shall, on Landlord's demand, pay to Landlord any and all sums due to Landlord, including, without limitation, all interest or past due obligations of Tenant, costs advanced by Landlord, and damages and all expenses (including attorneys' fees and litigation costs), that may arise in consequence of Tenant's default.

         B. The obligations of the undersigned hereunder are primary, independent of, and may exceed, the obligations of Tenant. A separate action or actions may, at Landlord's option, be brought and prosecuted against the undersigned, whether or not any action is first or subsequently brought against Tenant, or whether or not Tenant is joined in any such action, and the undersigned may be joined in any action or proceeding commenced by Landlord against Tenant arising out of, in connection with or based upon the Lease. The undersigned waives any right to require Landlord to proceed against Tenant or pursue any other remedy in Landlord's power whatsoever, any right to complain of delay in the enforcement of Landlord's rights under the Lease, and any demand by Landlord and/or prior action by Landlord of any nature whatsoever against Tenant, or otherwise.

         C. This Guaranty shall remain and continue in full force and effect and shall not be discharged in whole or in part notwithstanding (whether prior or subsequent to the execution hereof) any alteration, renewal, extension, modification, amendment or assignment of the Lease or subletting of the Premises, concession, franchising, licensing or permitting under the Lease or any change in the ownership or control of

                  Tenant. The undersigned hereby waives notice of any of the foregoing, and agrees that the liability of the undersigned hereunder shall be based upon the obligations of Tenant set forth in the Lease as the same may be altered, renewed, extended, modified, amended or assigned. For the purpose of this Guaranty and the obligations and liabilities of the undersigned hereunder, "Tenant" shall be deemed to include any and all concessionaires, licensees, franchisees, department operations, assignees, subtenants, permittees or others, directly or indirectly operating or conducting a business in or from the Premises, as fully as if any of the same were the named tenant under the Lease.

         D. The undersigned's obligations hereunder shall remain fully binding, although Landlord may have waived one or more defaults by Tenant, extended the time of performance by Tenant, released, returned or misapplied other collateral at any time given as security for Tenant's obligations (including other guaranties) and/or released Tenant from the performance of its obligations under the Lease. This Guaranty shall remain in full force and effect notwithstanding the institution by or against Tenant of bankruptcy, reorganization, readjustment, receivership or insolvency proceedings of any nature, or the disaffirmance of the Lease in any such proceedings or otherwise.

         E. If this Guaranty is signed by more than one party, their obligations shall be joint and several, and the release of one of such guarantors shall not release any other of such guarantors. This Guaranty shall inure to the benefit of Landlord, its successors and assigns and be applicable to and binding upon the heirs, executors, administrators, representatives, successors and assigns of Tenant and the undersigned. Landlord may, without notice, assign this Guaranty in whole or in part.

         F. The execution of this Guaranty prior to or after the Effective Date of the Lease shall not invalidate this Guaranty or lessen the obligations of the guarantor hereunder.

         G. Notwithstanding the foregoing, during Rental Year 1 through Rental Year 5, the Guarantors' liability hereunder shall not exceed Five Hundred Thousand Dollars ($500,000.00).

         Provided that Tenant, from Rental Years 1 through Rental Year 5, has in all respects complied with all terms and conditions of the Lease, then commencing on the first day of Rental Year 6 and continuing throughout the initial Term and any renewal or extension thereof, the Guarantors' liability hereunder shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00).

         IN WITNESS WHEREOF, the undersigned has executed this Guaranty this _______ day of _________________, 2000.


WITNESS:                               GUARANTORS:

    /S/                                /S/
                                       SYED Z. HAIDER


                                       /S/
                                       MRS. GHAZALA KHALID

                            RIDER TO LEASE AGREEMENT

         THIS RIDER TO LEASE AGREEMENT (this "Rider") is made as of the Effective Date by and between OUTLET SHOPS AT CAMARILLO LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and HOLOWORLD, INC., a Delaware corporation ("Tenant"). This Rider is a part of that certain Lease Agreement (the "Lease") to which it is attached and which Lease is dated of even date herewith. Whenever there is any conflict between this Rider and the Lease Agreement, the provisions of this Rider are paramount and the Lease Agreement shall be construed accordingly.

         1. Renewal Term. Provided that Tenant is not in default in the payment of Rental or in the performance of any other obligation under the Lease, and Tenant's Gross Sales during the twelve (12) month period immediately preceding the date Tenant must notify Landlord of its intention to renew exceed the applicable Breakpoint, Tenant shall have the right to renew the Lease for one (1) additional term (the "Renewal Term") of five (5) years, following the end of the original Term, provided that Tenant gives Landlord written notice of its intention to renew for the Renewal Term not later than twelve (12) months prior to the expiration of the original Term. Any renewal of the Lease shall be upon the same terms and conditions as the original Lease except that: (a) Annual Basic Rental shall be increased to Twenty-five and 50/100 Dollars ($25.50) multiplied by Tenant's Floor Area; (b) upon adjustment of the Annual Basic Rental at the commencement of the Renewal Term, Tenant's Breakpoint shall be increased to an amount equal to Nine Million Dollars ($9,000,000.00); and (c) Tenant shall have no further right to renew the Lease beyond the Renewal Term.

         2. Tenant Allowance. Landlord agrees to pay to Tenant an allowance equal to Eight and 90/100 Dollars ($8.90) multiplied by Tenant's Floor Area toward the documented cost of Tenant's leasehold improvements and trade fixtures in the Premises (the "Allowance"). Tenant acknowledges that in no event shall Landlord be obligated to pay Tenant more than the total amount expended by Tenant in constructing and fixturing the Premises as evidenced by receipted bills delivered to Landlord. Provided Tenant has complied with all terms and conditions of the Lease, payment of the Allowance shall be made within forty-five (45) calendar days after the last to occur of:

                  (a) Completion of the improvements required to be made by Tenant;

                  (b)      The Rental Commencement Date;

                  (c)      The date Tenant opens its store in the Premises;

                  (d) The execution by Tenant and delivery to Landlord of this Lease and the certificate described in Section
                           21.2 of the Lease;

                  (e) The delivery to Landlord of copies of receipted bills for all leasehold improvements and trade fixtures in the Premises; and

                  (f) The date Tenant furnishes Landlord with waivers of lien from all contractors, subcontractors, materialmen, and suppliers, with whom Tenant has contracted directly, accompanied by an affidavit from Tenant stating that all bills have been paid and that there are no outstanding obligations owed with respect to the work done in the Premises.

                  Landlord shall have the right to deduct from the Allowance at time of payment any outstanding sums due and payable to Landlord which Tenant has failed to pay within the time required for payment under the Lease.

                  Notwithstanding the foregoing, if this Lease shall terminate due to Tenant's default, prior to Landlord's payment to Tenant of such Allowance, then, and in such event, the Allowance shall be automatically canceled and withdrawn by Landlord.

                  In the event Landlord has made payment of the Allowance to Tenant and this Lease subsequently terminates prior to the end of the Term due to Tenant's default, said Allowance shall be repaid by Tenant to Landlord. If such event occurs (a) within two (2) years from the Rental Commencement Date, Tenant shall be required to repay to Landlord, upon demand, the full amount of the Allowance received (whether by cash or credit) by Tenant as and for its Allowance; or (b) if such event occurs after two (2) years from the Rental Commencement Date, Tenant shall be required to repay Landlord, upon demand, the amount of the Allowance determined by multiplying the total amount of the Allowance paid to Tenant by a fraction, the numerator of which shall be the amount of the unexpired Term remaining in the Lease, and the denominator of which shall be the full Term of the Lease.

         3. Landlord's Above-Box Work. Notwithstanding anything to the contrary contained in Schedule B, Section B, in addition to Landlord's Work set forth in Schedule B, Section B, Landlord shall also perform, at Landlord' s expense (or Tenant will provide and/or perform, at Landlord's expense) the work set forth on Exhibit "A", attached hereto ("Holoworld Work Letter"). To the extent there exists a discrepancy between Schedule B and Exhibit "A", Exhibit "A" shall control.

         4. Landlord's Operating Costs: Cap. Landlord represents that Tenant's Proportionate Share of Landlord's Operating Costs for the Operating Years of the Term shall not exceed the following per square foot amounts multiplied in each case by Tenant's Floor Area.

                  Operating Year 1:     $3.89      Operating Year  9:     $5.73
                  Operating Year 2:     $4.08      Operating Year 10:     $6.02
                  Operating Year 3:     $4.26      Operating Year 11:     $6.32
                  Operating Year 4:     $4.49      Operating Year 12:     $6.64
                  Operating Year 5:     $4.71      Operating Year 13:     $6.97
                  Operating Year 6:     $4.95      Operating Year 14:     $7.32
                  Operating Year 7:     $5.20      Operating Year 15:     $7.69
                  Operating Year 8:     $5.46

         5. Exclusives. (A) As long as Tenant is not in default hereunder, Landlord covenants and agrees that it shall not use, lease or permit any other store in the Shopping Center to be used for the principal stated use of operating motion simulators and electronic video arcade games. Tenant acknowledges that the use of electronic video arcade games as an incidental operation by a store whose principal use is not such use shall not be deemed a violation or default hereunder; provided, however, that the square footage allocated to such use in said store does not encompass the lesser of (i) ten percent (10%) of such tenant's floor area or (ii) 2,000 square feet; provided, however, Bayou Brewing Company/The Garage (or such other trade name used by Bayou Brewing Company, LLC and its affiliate companies) shall in no event be permitted to devote more than 2,000 square feet of its premises to the use of motion simulators and electronic video arcade games. The aforesaid covenant not to lease for motion simulators and electronic video arcade games shall not apply to the following store: Chuck E. Cheese.

                  (B) As long as Tenant is not in default hereunder, Landlord covenants and agrees that it shall not use, lease or permit any other store in the Shopping Center to be used for the use of operating laser tag games. The aforesaid covenant not to lease for laser tag games shall not apply to the following store: Chuck E. Cheese.

                  In the event Landlord violates either or both of the foregoing provisions and fails to correct such default within ninety
                  (90) days after notice thereof from Tenant, then Tenant's exclusive remedy shall be to terminate this Lease, in which event Tenant may recover from Landlord the unamortized cost of Tenant's leasehold improvements amortized over the base term of this Lease.

         6. Broker's Commission. Notwithstanding anything to the contrary contained in Section 21.10, Landlord agrees to pay a broker's commission to Daum Commercial Real Estate Services ("Broker") in an amount equal to Three Dollars ($3.00) multiplied by Tenant's Floor Area. Payment of the Commission shall be made in the following manner: (a) 50% of the Commission shall be payable within 30 days after the Effective Date; and (b) The balance of the Commission shall be payable within 30 days after Tenant opens for business in the Premises.

         7.       Schedule B.

                  (a) Section B. Landlord's Work. Paragraph 7. Suspended Ceiling. Delete this paragraph in its entirety inserting in its place the following:

                        "Landlord shall provide an open-decked ceiling pursuant to plans submitted by Tenant and approved by Landlord.

                        In lieu of Landlord not providing a suspended ceiling in the restaurant and game room area of the Premises, Landlord shall credit to Tenant the cost of the ceiling tile grid and tiles payable with the Allowance."

                  (b) Section B. Landlord's Work. Paragraph 9. Electrical. Delete subparagraphs (b), (c) and (d) of B.9. in its entirety inserting in its place the following:

                        "(b)    In lieu of Landlord providing surface and
                        wall-mounted duplex convenience outlets, Landlord shall credit to Tenant the cost of the surface and wall-mounted duplex convenience outlets payable with the Allowance.

                        (c) In lieu of Landlord providing recessed 2' x 4' acrylic fluorescent, 277 volt, light fixtures Landlord shall credit to Tenant the cost of the recessed 2' x 4' acrylic fluorescent, 277 volt, light fixtures payable with the Allowance."

                                  SCHEDULE "A"

                       DRAWING SHOWING LANDLORD'S BUILDING





                                    (DIAGRAM)

                                 SCHEDULE "A-2"

                    DRAWING SHOWING LOCATION OF THE PREMISES





                                    (DIAGRAM)

Development and "As-Is"
7/09/97
                             SCHEDULE B - WHITE BOX

                DESCRIPTION OF LANDLORD'S WORK AND TENANT'S WORK



A.       GENERAL

         These specifications are prepared to aid Tenant in preparing and executing Tenant's improvement plan. Tenant should refer to the building plans and specifications indicated on the Lease Outline Drawing or As-Built Drawing (herein referred to as L.O.D.) provided by Landlord, and confirm all measurements and as-built conditions with Landlord's tenant coordinator, and by visual inspection of the Premises before starting construction. In cases where these requirements are in conflict with Landlord's completed building plans or completed buildings, information in the completed building plans or completed building shall take precedence over these requirements. Prior to starting construction, Tenant shall provide completed working drawings and specifications for the construction of the Premises, in a preliminary and then final submission in order to receive Landlord's written approval. Tenant's contractor must be approved by Landlord prior to the start of construction.

B.       LANDLORD'S WORK

         (NOTE: IF THE LEASE STATES THAT THE PREMISES ARE BEING DELIVERED IN "AS-IS" CONDITION, THEN LANDLORD'S WORK AS DESCRIBED IN NOS. 1-12 HEREIN BELOW SHALL NOT BE PERFORMED BY LANDLORD EXCEPT IN THE EVENT OF CASUALTY.)

         1.       Demising Partitions

                  Partitions between Tenant and exit/service corridors shall be one (1) hour rated construction with 5/8" drywall on both sides where applicable. Demising partitions between Tenant and other tenants shall be one (1) hour rated dry wall/metal stud construction. Dry wall will be installed on both sides of the partition and shall extend from the finished floor slab to the underside of the steel structure and/or existing ceiling. All walls up to Landlord's standard ceiling height, will be taped, spackled, sanded smooth, and ready for tenant's paint finish (prime and finish coats). Tenant shall provide all other interior drywall partitions and finishes above and beyond the perimeter walls. The rear wall of the Premises shall not be provided with drywall.

         2.       Stockroom Partition

                  Furnish and install a straight partition wall running parallel to the exterior rear wall of the Premises, which wall shall extend from floor to acoustical ceiling, consisting of 3 5/8" steel studs with 5/8" gypsum board on both sides, taped, sanded, and ready for Tenant's finish. If no acoustical ceiling, stockroom partition will be constructed to underside of roof deck, one 3'0" hollow core door with standard passage hardware into stockroom will be provided. If the location of the partition wall results in a relocation of or additional sprinkler heads, the cost of such relocation or additional sprinkler heads shall be borne by Tenant. Stockroom location cannot interfere with emergency exit requirements.

         3.       Storefront

                  Furnish and install a prefinished glass and aluminum storefront, with double doors, including standard construction lockset hardware, doors to be in location shown on L.O.D.

                  A gypsum board and metal stud return will be installed above the storefront and across the interior front of the Premises. If no acoustical ceiling, an access panel to the signage "J" box will be provided. The area below the storefront shall be finished to the floor with drywall.

         4.       Floor Slabs

                  Four inch (4") average concrete slab on grade designed to support a live load of 75 pounds per square foot. No depressions, recesses, or penetrations in floor system will be permitted without prior written permission from Landlord.

         5.       Egress Door

                  An exterior service door or a service corridor egress door, if any, with construction hardware, only if required by the jurisdictional authorities or Landlord's insurance carrier. The location of such egress door, if any, shall be as indicated on the L.O.D.

         6.       Fire Protection Sprinklers

                  A fire protection sprinkler system, including feed and/or cross mains and branch lines, installed in a grid pattern, shall be located within the Premises, at an elevation indicated on the L.O.D. The quantity of base building standard fire protection sprinkler heads provided by Landlord shall be the minimum required by code or governing agencies up to a maximum coverage of one (1) head per 140 square feet of Tenant's Floor Area. Additional installation or relocation of sprinkler heads required due to Tenant layout, storerooms, offices, dressing rooms, etc. shall be performed by Landlord at Tenant's expense. Tenant plans must be received prior to sprinkler system design and fabrication to avoid costs associated with sprinkler modifications. (SEE SECTION E.2)

         7.       Suspended Ceiling

                  Standard 2' x 4' white ceiling tile with 5/8" white T-Bar grid. Ceiling at height of ten (10) feet.

         8.       HVAC Equipment

                  Landlord-supplied HVAC system in accordance with applicable codes including thermostat. All roof top units and air distribution systems for Tenant spaces will be designed, furnished and installed by Landlord. Additional roof top curbs or penetrations, or thermostat relocations shall be performed by Landlord at Tenant's expense.

                  Internal loading exceeding that referenced above and requiring additional equipment and/or revised design shall be performed by Landlord at Tenant's expense.

         9.       Electrical

                  (a) Landlord will provide individually metered 277/480 volts, 3-phase 100 or 200 AMP as applicable electrical service with step-down transformer to 120/208 volts for distribution within the Premises.

                  (b) Surface and wall-mounted duplex convenience outlets installed within the Premises, one per 30 linear feet of demising partition wall, or as otherwise required by code.

                  (c) Recessed 2' x 4' acrylic fluorescent, 277 volt, light fixtures at the approximate rate of one fixture per 90 square feet of leased area.

                  (d) Landlord will provide a junction box for track lighting. Track and track head fixtures may be purchased by Tenant from Landlord at Landlord's cost plus 15% for administration, or furnished by Tenant at Tenant's expense.

                  (e) Emergency lighting and exit signs per code as indicated on the L.O.D. Additional lighting and signs shall be provided by Landlord at Tenant's expense based on Landlord's cost plus 15% for administration.

         10.      Utilities

                  (a) Telephone - An empty telephone conduit (with pull string) shall be installed from the Premises to a telephone room located within the common area of the building. Individual telephone backboards, switchgear, wiring, equipment installation and services are not supplied by Landlord, and shall be part of Tenant's Work or, at Tenant's option, Landlord will supply same at Tenant's expense based on Landlord's cost plus 15% for administration.

                  (b) Gas - Landlord may arrange with the local utility providing gas service to bring gas service to a service/metering point in the Shopping Center. Any available gas service, including the quantity thereof, will depend upon the availability of gas provided to Landlord's Building by the utility company. Landlord makes no warranty as to the quantity of gas available. Landlord reserves the right to allocate gas service within Landlord's Building if the utility company limits the quantities of gas supplied to Landlord's Building. Tenants requiring gas shall arrange with the local utility providing gas service for a service meter at the point indicated on the L.O.D.

         11.      Toilet Room

                  ADA Toilet Room(s), as required by local code, including sink, toilet, insta-hot water heater, exhaust fan, VCT/BASE, mirror, and toilet paper dispenser.

         12.      Pre-Opening Services

                  Pre-Opening Services in the Premises are provided to Tenant by Landlord. Pre-Opening Services include:

                  (a) Pre-Grand Opening Utility Services. Electrical power during normal working hours only until Tenant's permanent power system is available, which occurs on or about the date the Premises are delivered to Tenant. This service will not be provided after the Center's Grand Opening Date.

                  (b) Pre-Grand Opening Trash Removal. Construction and/or merchandising trash shall be deposited by Tenant in trash receptacles designated by Landlord for removal by Landlord. This service will be provided only until the Center's Grand Opening Date. After the Center's Grand Opening Date, Tenants under construction shall be responsible for removal of such trash at Tenant's expense, and Tenant shall make prior arrangements for trash removal with Landlord's Tenant Coordinator or Mall Manager.

                  (c) Tenant Coordination Services. Landlord will provide a tenant coordinator to facilitate the coordination of work between Landlord and Tenant. This service will be provided by at least one (1) on-site coordinator until 30 days after the Grand Opening Date; thereafter tenant coordination services may be performed through Landlord's home office.

                  (d) Tenant Store Plan Review. Landlord will review plans provided by Tenant for improvements to the Premises for compliance with the design criteria.

                  (e) Sign Coordination. Landlord will coordinate the fabrication and installation of Tenant's signs with Landlord's required sign contractor.

                  (f) Tenant Sign Plan Review. Landlord will review sign plans for compliance with the sign criteria.

C.       TENANT'S WORK

         1.       Interior Partitions

                  All interior partitions except those indicated in Landlord's Work Section B, shall be by Tenant at Tenant's expense. Includes all drop walls, curtain walls, lowered ceilings, soffitted areas, fire corridors, light covers, and store fixtures.

         2.       Electrical

                  (a) All fluorescent or incandescent lighting fixtures other than those supplied by Landlord. Bare lamp fluorescent or incandescent fixtures may only be used in stockrooms.

                  (b) Installation of track and track head fixtures along interior storefront.

                  (c) Additional electrical panel requirements, outlets, light fixtures and lamping, including conduit, wiring and connections from light fixtures to "J" boxes.

                  (d) Any increase in the amount, number or locations of electrical service or fixtures above Landlord's Work for electrical service or distribution due to Tenant's use or equipment shall be by Tenant at Tenant's expense.

                  (e) Individually metered per space. The meter and the installation of the meter is Tenant's responsibility and Tenant's expense but should be coordinated with Landlord and the local power company. Tenant must make application for permanent power prior to taking possession of the Premises.

         3.       Merchandise Display Zone

                  Tenant is required to merchandise the show windows and the area extending three (3) feet back from the show windows (collectively, the "Merchandise Display Zone") in an attractive manner consistent with the character and standards of the Shopping Center as determined by Landlord. Tenant's plans and specifications submitted to Landlord for approval shall include a plan of the proposed Merchandise Display Zone.

                  Except as expressly permitted by Landlord, no signs, lights, lettering or other forms of inscription or advertising or display devices shall be displayed on the exterior of the Premises or in the Merchandise Display Zone, or on the windows, entrances, doors or transoms, nor shall the same be displayed in any other location within the Premises from which said signs, lights, or other forms of inscription or advertising or display devices may readily be seen from outside the Premises without prior written approval of Landlord as to size, material, design, quality and neatness thereof.

         4.       Finishes

                  All custom wall finishes (paint, slatwall, wallpaper, etc.) and floor finishes. Carpeting and/or quality floor coverings such as ceramic tile, stone or wood are suggested for use in Tenant's public area. Tenants are encouraged to use upgraded finishes in keeping with the overall quality of the Shopping Center. Tenant is responsible for compliance with local code ordinances for fire rating.

         5.       Heating, Ventilation, and Air Conditioning (HVAC)

                  Special or additional heating, ventilation and air conditioning requirements and/or equipment over Landlord's improvements needed to meet requirements for Tenant's use or equipment.

         6.       Signs

                  All interior and exterior signs, the size, design and locations shall conform to Landlord's requirements as specified in Schedule C. PLANS WITH SPECIFICATIONS AND CAMERA-READY ARTWORK FOR ALL SIGNS SHALL BE SUBMITTED FOR APPROVAL BY LANDLORD BY A DATE DESIGNATED BY LANDLORD. EXTERIOR SIGNS SHALL BE FABRICATED AND INSTALLED BY LANDLORD AT TENANT'S EXPENSE. (SEE SECTION E.1.)

         7.       Cash Wraps

                  All cash wraps, counter, cabinetry, store fixtures, etc. are to be supplied and installed by Tenant, and shall meet all ADA requirements.

         8.       Telephone

                  Individual telephone backboards, switchgear, wiring, equipment installation and services are not supplied by Landlord, and shall be part of Tenant's Work or, at Tenant's option, Landlord will supply same at Tenant's expense based on Landlord's cost plus 15% for administration.

         9.       Other

                  All other items of work which are not expressly made a part of Landlord's Work shall be Tenant's Work, to be performed at Tenant's expense.

D.       PROCEDURES FOR TENANT'S WORK

         1.       Plans and Specifications

                  After receipt of Landlord's L.O.D., Tenant shall promptly prepare plans and specifications for the interior improvements to the Premises showing in detail the nature and scope of work to be completed by Tenant. Tenant must confirm all measurements and as-built conditions, verify the L.O.D., and visually inspect the Premises before starting construction.

         2.       Approval of Tenant's Plans

                  Tenant will furnish Landlord with a complete set of reproducible plans and specifications for Tenants s improvements and work to be sealed by an architect licensed in the state where the Premises are located, if required by local authorities. The plans and specifications shall include, but not be limited to, details as to colors, material types, and other such information as shall be required by Landlord and or the local building department to ensure that Tenant's improvements and work shall be of a first-class design and quality. NO WORK SHALL BEGIN ON THE PREMISES BY TENANT UNTIL LANDLORD HAS APPROVED TENANT'S PLANS AND SPECIFICATIONS IN WRITING AND LANDLORD IS IN RECEIPT OF A TENANT-EXECUTED LEASE.

         The following applies if Tenant is not using Landlord's building contractor for its Tenant improvements:

         3.       Contractor

                  NO WORK SHALL BEGIN ON THE PREMISES BY TENANT UNTIL LANDLORD HAS APPROVED TENANT'S GENERAL CONTRACTOR AND RECEIVED SUCH GENERAL NTRACTOR'S INSURANCE CERTIFICATE NAMING LANDLORD AND LANDLORD'S ENTITIES AND SUCCESSORS AS ADDITIONAL INSURED. A COMPLETE LIST OF SUBCONTRACTORS ALONG WITH A COPY OF THE BUILDING PERMIT SHALL BE DELIVERED TO LANDLORD PRIOR TO COMMENCING ANY WORK. Tenant's general contractor shall work in conjunction with Landlord's building contractor so that Tenant's contractor does not interfere or delay the construction process for Landlord's building. Tenant's contractor must perform the work in such a manner as not to cause harm to Landlord's Work, delay the progress of such work or create conflicts with labor organizations.

                  Landlord reserves the right to remove the Tenant's general contractor if any such labor problems arise. Tenant's contractor is responsible for full coordination with Landlord's tenant coordinator and compliance with all established policies and procedures.

         4.       Permits

                  Tenant's Work must comply with all applicable building codes and local ordinances, and Tenant shall be responsible for securing all required permits before commencing such work.

                  Tenant shall provide Landlord's tenant coordinator with copies of all such permits. Permits for Tenant's Work shall be Tenant's sole responsibility.

         5.       Special Requirements for Roof and Floor Penetrations

                  Any work, including satellite dishes, cutting, venting or duct installation, which involves cutting into, or penetrating in any manner, the existing roof or floor, structure and/or roofing or flooring material MUST HAVE PRIOR LANDLORD APPROVAL AND BE PERFORMED BY LANDLORD'S CONTRACTOR AT TENANT'S EXPENSE. Tenant shall not permit his contractor or any subcontractor to perform such work. Tenant shall be liable for all damage resulting from unauthorized roof penetrations and their consequent effect on the integrity of the roof and its guarantee by the manufacturer or contractor. Certain roof, floor and wall penetrations may require structural improvements to be determined by Landlord's structural engineer and performed by Landlord's contractor.

         6.       Insurance

                  Tenant should make early arrangements with an insurance company to provide the coverages required within the Lease. PRIOR TO START OF TENANT'S WORK, LANDLORD MUST RECEIVE THE CERTIFICATE OF INSURANCE REQUIRED UNDER THE TERMS OF THE LEASE.

         7.       Notice of Non-responsibility

                  Landlord shall have the right to post and record a notice of non-responsibility for work being performed by Tenant within the premises as permitted by law. Tenant shall give. Landlord prompt written notice of the commencement of Tenant's Work.

         8.       Bonds or Other Security

                  Landlord shall have the right to require Tenant to furnish a payment bond or other security in form satisfactory to Landlord for the prompt and faithful payment of all costs and expenses incurred in the performance of Tenant's Work.

         9.       Certificate of Occupancy

                  Upon completion of Tenant's Work, Tenant shall provide Landlord with a copy of the Certificate of Occupancy issued by the appropriate governmental agency for occupancy of the premises.

         10. Tenant is responsible for obtaining all required permits for Tenant's Work.

         11.      Submittals shall be forwarded to:

                  Landlord's on-site Representative or, if none, then to:

                  Prime Retail, L.P.
                  100 East Pratt Street
                  Nineteenth Floor
                  Baltimore, Maryland 21202
                  Attention:  Director of Tenant Coordination

E.       WORK PERFORMED BY LANDLORD FOR TENANT

         1.       Signage

                  (a) Blade Sign Bracket. Fabrication, freight, shipping, installation, taxes and permit fees for a bracket (to include Center logo element) for each blade sign.

                  (b) Illuminated Sign. Fabrication, freight, shipping, installation, wiring, taxes and permit fees for Tenant's illuminated sign(s), if an illuminated sign is required as per the Center's design criteria.

                  (c) Blade Sign. Fabrication, freight, crating, shipping, installation, taxes and permit fees for Tenant's blade sign(s).

                  (d) Incidental Signs. Fabrication and installation of postal or space numbers, if required on storefront; rear service door sign; "pathfinder" sign, if any; credit card decals; center operating hours.

                  The work and services in the Premises described above will be provided to Tenant by Landlord at Landlord's actual cost plus 15% for administration. The cost of such work will be payable to Landlord upon completion of said work. Any amount owed Landlord which is not paid within thirty days (30) of invoice date shall bear interest at the Default Rate until paid.

         2.       Modification of Sprinklers

                  In the event Tenant's store design requires a modification of the existing sprinkler grid as provided to code in Landlord's vanilla box including, without limitation, additional sprinkler heads, relocating existing sprinkler heads, dropping sprinkler heads from upright to pendant position, raising sprinkler heads from pendant to upright position, Landlord will perform all such modifications for Tenant at Tenant's expense based on Landlord's actual cost plus 15% for administration. Tenant shall also be responsible for permit fees, testing fees and drain down fees payable as a result of sprinkler modifications. The cost of such work will be payable to Landlord upon completion of said work. Any amount owed Landlord which is not paid within thirty days (30) of invoice date shall bear interest at the Default Rate.

                  IN NO EVENT WILL TENANT BE ALLOWED TO MODIFY THE SPRINKLER SYSTEM. ONLY LANDLORD'S SPRINKLER CONTRACTOR, AT TENANT'S EXPENSE, WILL BE ALLOWED TO MODIFY THE SPRINKLER SYSTEM.

         3.       Additional Work

                  Additional work in the Premises, if required by Tenant (such as Tenant's Work that Tenant requests Landlord to perform, alterations to Landlord's base building or standard "white-box", installation of Tenant's equipment on the roof, manual labor, etc.) shall be accomplished by Landlord at Landlord's actual cost, plus fifteen percent (15%) (unless otherwise noted) cost of administration only upon receipt of a signed work order from Tenant, and the cost of any such item of work will be payable to Landlord upon completion of said improvement. Any amount owed Landlord which is not paid within thirty (30) days of receipt of invoice shall bear interest at the Default Rate until paid.

                                   SCHEDULE C

                     DESIGN CRITERIA FOR TENANT INPROVEMENTS

A.       DESIGN AND CONSTRUCTION CRITERIA

         1. Landlord has installed exterior storefronts of painted aluminum framing and 1/4" glass. Tenants are not to alter the storefronts in any way.

         2. Landlord will also provide a gypsum board and metal stud return immediately behind the top of the storefront. Tenant shall paint the return. On the return, Tenant is required to mount track and track light fixtures as required herein in the lighting criteria.

         3. All electrical conduit security and speaker wiring, shall be concealed where possible in all areas exposed to the public. Exposed conduit shall be painted to match the background color.

         4. Tenants are encouraged to have unique and creative merchandise displays up to their ceilings, after reviewing design, loads, and suspension details with Landlord.

         5. All interior and exterior windows and storefronts are to display brightly illuminated merchandise at all times. All merchandise in the storefronts and windows shall be oriented to the outside. Merchandise not unpacked from its boxes of shipping containers shall not be allowed in the store merchandising area.

         6. Tenants shall allow the interior of the Premises to be visible (through their displays) from the street. All exterior doors to Tenant spaces are to remain operable during operating hours.

         7. All Tenant construction shall be non-combustible material. Treated, fire-resistant materials will be permitted, where approved by jurisdictional authorities.

         8.       No depressed floor slabs will be permitted.

         9. All elements, except Landlord-built storefronts, which are part of the individual storefront must be well maintained by Tenant. Only details that specify durable materials designed in a manner so as not to hamper maintenance of the Shopping Center and minimize maintenance by the individual stores will be acceptable.

         10. Any penetrations planned by Tenant through the roof or the floor of the Premises must be approved by Landlord, in writing, at the time of plan preparation.

         11. No fastening to or suspension from the underside of the roof deck or roof structure is permitted without Landlord's prior written approval. Such approval will not be given prior to review of appropriate loading information.

         12. No wall-mounted fixtures will be permitted other than those approved in writing by Landlord. Tenant acknowledges that the stud and drywall demising walls are not designed to support wall-mounted fixtures.

         Concrete exterior walls may be used for mounting fixtures.

         13. No load shall be imposed upon any floor area of the Premises in excess of the design live load of seventy-five pounds (75 lbs.) per foot uniformly distributed.

B.       LIGHTING CRITERIA

         The aim of the lighting guidelines set out below is to control the location, quantity, and quality of light fixtures necessary for promoting merchandise and creating attractive stores. All lighting must be reviewed and approved by Landlord, and must conform to the following guidelines:

         1. Tenants are required to install track light fixtures in Tenant-installed track along the full width of the storefront and above all exterior windows to guarantee brilliant illumination of Tenant's merchandise. Only Landlord specified and approved fixtures are to be used on the track. Fixtures shall be mounted twenty-four inches (24") on center or closer.

         2. Tenants are also encouraged to install track lighting within the sales area to enhance and illuminate Tenant's merchandise.

         3. No Tenant lighting shall be installed outside of the Premises except as allowed or required by the signage criteria.

         4. All fluorescent fixtures in Tenant's sales area shall be at least the quality of Landlord's standard fixtures. Tenants are encouraged to install upgraded lighting fixtures and to creatively utilize other sources of illumination in their store design.

         5.       H.I.D. lighting shall not be used unless approved by Landlord.

         6. Low voltage type lighting is recommended for high impact on merchandise.

         7. All showcase and display cases must be adequately lighted and ventilated as per code. Direct visual exposure of lamps is not acceptable.

         8. All storefront lighting and interior and exterior signage illumination shall be on 7-day, 24-hour time clocks, in accordance with the operating hours of the Shopping Center.

         9.       No strobe, spinner or chase type lighting shall be used.

C.       GENERAL SIGNAGE CRITERIA

         1. All Tenant signage must receive Landlord's approval. Signing shall be limited to name, logo, and decorative treatment.

         2. No animated components, flashing lights, chasers, formed plastic or injection molded plastic are permitted.

         3. Channel letters with plexiglass faces are permitted for Tenant's neon signage at locations designated for each Tenant on the Lease Outline Drawing.

         4. No signmaker's labels, underwriters or other identification shall be permitted on the exposed surface of signs, except those required by local ordinance.

         5. Exposed conduit, tubing or raceways, as well as transformers or other equipment shall only be permitted at locations approved by Landlord.

         6. Postal or space numbers, if required on storefront and rear service door, will be designed and installed by Landlord at Tenant's expense. Credit card decals and center business hours will be provided by Landlord at Tenant's expense. (See Schedule "B" Section E.1)

         7. Electrical service to Tenant's sign shall be a part of Tenant's operating cost.

         8. All sign illumination shall be on a 7-day, 24-hour time clock set in accordance with the Shopping Center operating hours.

         9. No advertisements, notices, sale signs or other lettering (including, without limitation, handwritten signs) other than the permanent display of store name or logo shall be affixed or exhibited on the storefront or be visible from the mall or common area, without specific written approval of Landlord.

         10. All state and local sign permit fees, if any, shall be the responsibility of Tenant.

D.       STOREFRONT SIGNAGE

         1. If Tenant desires, Tenant may install its trade name and/or logo only in reverse, die cut vinyl letters, not to exceed 4" in height, directly on the inside face of the glass section of the storefront not higher than four feet above the finished floor. Such signage shall be of letters and graphics only, without opaque backgrounds and must be submitted to Landlord for approval. Decals are not allowed, except decals displaying credit cards and center hours. All exceptions must also be submitted for Landlord approval.

E.       EXTERIOR SIGNAGE

         1. All tenants are required to design and maintain exterior signage in particular locations and styles as required by Landlord. Said sign will be of one or more of the designs as shown on the signage diagrams to be attached hereto or supplied to tenant. Such sign will be fabricated and installed by Landlord at Tenant's expense. Tenant to provide camera-ready artwork. The sign will be mounted to the exterior of the Premises as indicated on the L.O.D.

                                  SCHEDULE "D"

                           TENANT ESTOPPEL CERTIFICATE

RE: Lease between OUTLET SHOPS AT CAMARILLO LIMITED PARTNERSHIP ("Landlord"), and HOLOWORLD, INC. ("Tenant"); dated __________; and more particularly described in the aforesaid Lease.

         The undersigned, as Tenant under the above referenced Lease, hereby certifies as follows:

         1. That the above Lease has not been modified, supplemented, or amended in any way except by agreement dated
                  ___________________ (as so modified, supplemented or amended, "Lease")

         2.       That the Lease is in full force and effect.

         3. That the Lease represents the entire agreement between the parties as to the leasing of the Premises.

         4. That all conditions under the Lease to be performed by Landlord prerequisite to the full effectiveness of the Lease have been satisfied, and on this date, Tenant has no claims against Landlord and there are no existing defenses or offsets which the Tenant has against the enforcement of the Lease by the Landlord, except as described below.

         5. That the initial term of the Lease began on ___________ and expires on _______________, (including renewal options.)

         6.       That the Tenant entered into occupancy of the Premises on
                  _________________.

         7.       That the Tenant has exercised the following renewal options:
                  _______________.

         8. That the minimum rental obligation of the Tenant under the Lease is in effect and is $_________ per year/month.

         9.       That no rental has been paid for the period after
                  _________________________.

         10. That the Tenant has no notice or knowledge of any assignment, hypothecation or pledge by Landlord of the rent payable under the Lease, except as described below.

         11. That from and after the date hereof, the undersigned will not pay any rent under said Lease more than thirty (30) days in advance of its due date; will not surrender or consent to the modification of any of the terms of said Lease, nor to the termination thereof by the Landlord, and will not seek to terminate said Lease by reason of any act or omission of the Landlord until the undersigned shall have given written notice of such act or omission to the holder of such note and mortgage (at such holder's last address furnished the undersigned) and until a reasonable lapse of time shall have elapsed following the giving of such notice during which period such holder shall have the right but shall not be obligated, to remedy such act or omission.

         IN WITNESS WHEREOF, the undersigned Tenant has executed this Certificate the date written below.

                                     Tenant

                                      Date

                                   Exhibit "A"

                        SPECIFICATIONS FOR SHELL BUILDING

         A. Floor - Landlord to provide at Landlord's sole cost and expense an exposed unsealed concrete slab floor designed to support a live load of 100 pounds per square foot.

         B. Storefront - Landlord shall provide the storefront, which shall be in accordance with Tenant's standard storefront criteria for shopping centers, subject, however, to changes required by the City of Camarillo and Landlord in their sole discretion. Tenant shall be responsible for coordinating with Landlord with respect to installing Tenant's storefront. Any increase in cost from Landlord's cost of the standard storefront constructed for an in-line space shall be borne solely by Tenant and deducted from the Allowance. In the event there is any cost savings from Landlord's cost of the standard storefront Landlord shall credit to Tenant the amount Landlord would have otherwise expended for the cost of such storefront.

         C. Demising Walls - Landlord will provide at Landlord's sole cost and expense metal studs and drywall to the underside of the roof deck taped and ready for paint. No paint or other finish to be provided to inside. Exterior walls shall be in conformance with the Landlord's criteria of the Shopping Center.

         D. Service/Fire Exit Doors - Landlord shall install at Landlord's sole cost and expense three (3) service/fire exit doors to the service corridor or or exterior door of the Premises, to be installed per building code. Hardware for the service/fire exit doors shall be Landlord's standard hardware.

         E. Electrical - Landlord shall provide at Landlord's sole cost and expense 1200 amp, 3-phase, 4-wire exterior service with conduit stubbed to rear of the Premises. Tenant shall be responsible for pulling wires and providing interior panels in the Premises.

         F. HVAC - Landlord shall provide HVAC units in the amount of one (1) ton per 300 square feet, mounted on curbs, and stubbed through roof, with all necessary structural work required to support units. Any upgrades to the HVAC system shall be at Tenant's expense. Tenant shall be responsible for the distribution of the HVAC system.

         G. Plumbing - Landlord shall provide at Landlord's sole cost and expense 6" sewer and 2" water laterals stubbed to the Premises as shown on Landlord's Plans.

         H. Gas - Landlord shall provide at Landlord's sole cost and expense gas service to the Premises and a manifold for distribution of the gas.

         I. Telephone - Landlord shall provide at Landlord's sole cost and expense empty 2" telephone conduit stubbed to the Premises.

         J. Fire Sprinklers - Landlord will provide a fire sprinkler system to a density and head spacing conforming with NFTA and local fire jurisdiction for light hazard occupancies. (Note: Sprinkler heads shall be located at the underside of the roof structure.) Additional installation or relocation of sprinkler heads required due to Tenant layout, storerooms, offices, etc. shall be performed by Landlord at Tenant's expense.

                                    Exhibit-A

         K. Toilet Rooms - Tenant shall provide at Tenant's sole cost and expense two (2) toilet rooms, equipped with all fixtures as required by local government codes.






                                   Exhibit-A
                                       -2-